Exhibit 4.53

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) the type of information that the Registrant treats as private or confidential.

Execution Version

Dated 26 October 2023

    BIOTHEUS INC. (普米斯生物技术(珠海)有限公司)    (1)
    AND
    BIONTECH SE    (2)

COLLABORATION, LICENSE AND OPTION AGREEMENT

CONTENTS
Clause    Heading    Page

COLLABORATION, LICENSE AND OPTION AGREEMENT
This COLLABORATION, LICENSE AND OPTION AGREEMENT (this "Agreement") is entered into this 26th day of October, 2023 (the "Execution Date"), by and between
(1)BIOTHEUS INC. (in Chinese:普米斯生物技术(珠海)有限公司), a limited company incorporated in the People's Republic of China (Unified Social Credit Code: 91440400MA51YKAW2M), having its registered office at Unit 10-B, Building 4, No. 1, Keji 7th Road, Tangjiawan Town, High-Tech Zone, Zhuhai City, Guangdong Province, the People's Republic of China ("Biotheus"); and
(2)BIONTECH SE, a company incorporated in Germany having its registered office at An der Goldgrube 12, D-55131 Mainz, Germany ("BioNTech").
Biotheus and BioNTech are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
(A)WHEREAS, Biotheus is a biopharmaceutical company focused on the discovery and development of novel drugs to treat cancer and inflammatory diseases;
(B)WHEREAS, BioNTech is a German biotechnology company based in Mainz focused on the developent and manufacture of active immunotherapies for patient-specific approaches to the treatment of diseases;
(C)WHEREAS, BioNTech desires to obtain from Biotheus an exclusive license with respect to PM8002 Licensed Products under the applicable Licensed Patent Rights and the applicable Licensed Know-How to Develop, Manufacture and Commercialize PM8002 Licensed Products in the Field in the Territory, under the terms and conditions set forth herein, and Biotheus desires to grant to BioNTech such license with respect to PM8002 Licensed Products, while Biotheus retains the right to Develop, Manufacture and Commercialize PM8002 Licensed Products in the Retained Territory in close coordination with BioNTech;
(D)WHEREAS, BioNTech desires to obtain options to an exclusive license with respect to PM8003 Licensed Products and Preclinical Multispecific Licensed Products under the terms and conditions set forth herein, and Biotheus desires to grant such options.

NOW, THEREFORE, the Parties agree as follows:
1DEFINITIONS
The following terms, whether used in the singular or plural, will have the following meanings:

1.1	1st line HCC/CRC/PROC	means First Line Hepatocellular carcinoma / Colorectal Cancer/Platinum Resistant Ovarian Cancer;
1.2	1st line nccRCC	means First Line non clear cell renal cell carcinomas;
1.3	1st line SCLC	means First Line Small Cell Lung Cancer;
1.4	1st line TNBC	means First Line Triple Negative Breast Cancer;
1.5	2nd line NSCLC	means Second Line Non Small Cell Lung Cancer;
1.6	2nd line RCC	means Second Line renal cell carcinoma;
1.7	2nd line SCLC	means Second Line Small Cell Lung Cancer;
1.8	Accelerated Approval	means drugs for serious conditions that fill an unmet medical need approved based on a surrogate endpoint as defined by FDASIA Section 901 and 21 CFR 314 Subpart H;

1.9	Accounting Standards	means (a) with respect to BioNTech, its Affiliates or their respective Sublicensees, International Financial Reporting Standards as issued by the International Accounting Standards Board and endorsed by the EU, consistently applied or any other applicable standard accounting principles used by Sublicensees; and (b) with respect to Biotheus, Accounting Standards for Business Enterprises as promulgated by Chinese Accounting Standards Committee of Ministry of Finance of the People’s Republic of China or its successor organization or any other applicable standard accounting principles used by the applicable Affiliates of Biotheus;
1.10	ADC	means [***];
1.11	Additional Third Party Licences	has the meaning set forth in Section 8.5(b) (Adjustments to Royalties);
1.12	Affiliate
means, with respect to any Person, any Person controlling, controlled by or under common control with such Person. For the purposes of this Section 1.12 (Affiliate), the term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), means the possession, directly or indirectly, of more than 50% of the voting stock or other ownership interest of such Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of such Person or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of such Person. The Parties acknowledge that in the case of certain entities organised under the laws of certain countries outside the United States, the maximum percentage ownership permitted by Applicable Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage will be substituted in the preceding sentence; provided that such foreign investor has the power to direct the management and policies of such entity;

1.13	Agreement	has the meaning set forth in the Preamble;

1.14	Alliance Manager	has the meaning set forth in Section 4.3 (Alliance and Project Managers);
1.15	Antibody	means [***];
1.16	Anti-Corruption Laws
means all applicable anti-bribery and anti-corruption laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and the comparable Applicable Laws of any countries in which Licensed Products, payments or services will be provided or procured under or pursuant to this Agreement;

1.17	Applicable Data Protection Law
means all Applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data or personal information, including the General Data Protection Regulation (EU) 2016/679 (GDPR), the UK Data Protection Act 2018, the e-Privacy Directive (2002/58/EC) and the comparable in other jurisdictions and all guidance issued by any applicable data protection authority;

1.18	Applicable Law
means any law, statute, rule, regulation, order, judgment, ordinance or guidance of any Governmental Authority, including all applicable GxPs, Anti-Corruption Laws, Applicable Data Protection Laws, accounting and recordkeeping laws, and laws relating to interactions with healthcare professionals and Government Officials. For the avoidance of doubt, any specific references to any Applicable Law or any portion thereof shall be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, promulgation, order, writ, judgment, injunction, decree, stipulation, ruling, guidance or determination thereto;

1.19	Audited Party	has the meaning set forth in Section 8.12(a) (Books and Records);
1.20	Auditing Party	has the meaning set forth in Section 8.12(a) (Books and Records);
1.21	Auditor	has the meaning set forth in Section 8.12(a) (Books and Records);
1.22	Bankrupt Party	has the meaning set forth in Section 13.2(d) (Termination for Bankruptcy);
1.23	Bankruptcy Code	has the meaning set forth in Section 14.15 (Rights in Bankruptcy);
1.24	BioNTech	has the meaning set forth in the Preamble;
1.25	BioNTech Background IP	means BioNTech Background Know-How and BioNTech Background Patent Rights;
1.26	BioNTech Background Know-How
means the Know-How that is Controlled by BioNTech or its Affiliates (a) as of the Effective Date or (b) during the Term other than pursuant to Section 3.1 (License Grants to BioNTech) of this Agreement that, in each case (a) and (b) is necessary or useful for the Development of the applicable Licensed Products in the Field in the Territory in accordance with the Global CDP and Joint CDP. A description of BioNTech Background Know-How as of the Execution Date is set out in Schedule 5 and such Schedule may be updated by agreement of the JSC from time to time;

1.27	BioNTech Background Patent Rights	means the Patent Rights Controlled by BioNTech or its Affiliates as of the Effective Date or during the Term that claim or Cover any BioNTech Background Know-How;

1.28	BioNTech Competing Products	means [***];
1.29	BioNTech Competitor	means the Persons listed in Schedule 7 as such list may be updated by BioNTech from time to time;
1.30	BioNTech Retained Territory Competitor	means [***];
1.31	BioNTech Foreground IP	means the BioNTech Foreground Know-How and BioNTech Foreground Patent Rights;
1.32	BioNTech Foreground Know-How	means [***];
1.33	BioNTech Foreground Patent Rights	means any and all Patent Rights that claim or Cover BioNTech Foreground Know-How;
1.34	BioNTech Indemnitees	has the meaning set forth in Section 12.2 (Indemnification of BioNTech by Biotheus);
1.35	BioNTech Multispecific Antibody	means a Licensed Product that is a Multispecific Antibody [***];
1.36	BioNTech-Prosecuted Patent Rights	has the meaning set forth in Section 9.2(d) (BioNTech-Prosecuted Patent Rights);
1.37	Biosimilar Product	means, [***];
1.38	Biotheus	has the meaning set forth in the Preamble;
1.39	Biotheus Background IP
means the Patent Rights and Know-How relating to Biotheus' proprietary platform technology and set out or described in Schedule 6. Such Schedule may be updated by agreement of the Joint IP Committee from time to time;

1.40	Biotheus Foreground IP	means the Biotheus Foreground Know-How and Biotheus Foreground Patent Rights;
1.41	Biotheus Foreground Know-How	means [***];
1.42	Biotheus Foreground Patent Rights	means any and all Patent Rights that claim or Cover Biotheus Foreground Know-How;
1.43	Biotheus Indemnitees	has the meaning set forth in Section 12.1 (Indemnification of Biotheus by BioNTech);
1.44	Biotheus In-Licenses	means any agreement between Biotheus and a Third Party pursuant to which Biotheus or its Affiliates Controls the Licensed IP, as set forth in Schedule 8A;
1.45	Biotheus Platform Foreground IP	means [***];
1.46	Biotheus Platform Foreground Know-How	means [***];
1.47	Biotheus Foreground Patent Rights	means any and all Patent Rights that claim or Cover Biotheus Foreground Know-How;
1.48	Biotheus-Prosecuted Patent Rights	has the meaning set forth in Section 9.2(e) (Biotheus-Prosecuted Patent Rights);
1.49	[***]	[***]
1.50	Bispecific Antibody	means [***];
1.51	Bispecific Licensed Product	means [***];
1.52	Bispecific Patent Right	means [***];

1.53	BLA	means an application filed with the FDA or applicable Regulatory Authorities outside the United States for approval to commercially market, import and sell a biological product;
1.54	Breakthrough Designation	means a drug as defined by FDASIA Section 902 that: (a) intended alone or in combination with one or more other drugs to treat a serious or life threatening disease or condition and (b) preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development;
1.55	Business Day	means a day that is not a Saturday, Sunday, or a day on which banking institutions in Mainz, Germany, Hong Kong, and Zhuhai, China are authorized or required by Applicable Law to remain closed;
1.56	Calendar Quarter
means each period of three consecutive calendar months ending on March 31, June 30, September 30, or December 31, except that the first Calendar Quarter of the Term will commence on the Effective Date, and the last Calendar Quarter of the Term will end on the effective date of the termination or expiration of this Agreement;

1.57	Calendar Year
means each period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term will commence on the Effective Date, and the last Calendar Year of the Term will end on the effective date of the termination or expiration of this Agreement;

1.58	C.F.R.	means the U.S. Code of Federal Regulations;

1.59	cGCP
means any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the ethical conduct of clinical trials, including without limitation the U.S. Code of Federal Regulations (CFR) Title 21, ICH GCP Guidelines E6(R2) as amended from time to time, national legislation implementing European Community Directive 2001/20/EC (if and as still applicable), European Community Directive 2005/28/EC, and, following the applicable transition periods, the Clinical Trial Regulation (EU) No. 536/2014 (the "CTR") and the rules, regulations and guidelines applying in the context of the CTR, China Good Clinical Practice Rules and the equivalent in other countries or regions;

1.60	cGLP
means any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding quality control for laboratories to ensure the consistency and reliability of results, including without limitation the CFR Title 21, national legislation implementing European Community Directives 2004/9/EC and 2004/10/EC as amended, and the OECD Series on Principles of Good Laboratory Practice and Compliance Monitoring, China Drug Good Laboratory Practice Rules (China Non-Clinical Research Quality Management Standard) and the equivalent in other countries or regions. For the purposes of this Agreement, GLP also includes the principles of "Good Clinical Laboratory Practice" which means any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the treatment of human laboratory samples from Clinical Trials, including the relevant principles from GCP and the EMA's reflection paper for laboratories that perform the analysis or evaluation of clinical trial samples, as amended from time to time;

1.61	cGMP	means any and all laws, rules, regulations, guidelines and generally accepted standards and requirements regarding the quality control and manufacturing of pharmaceutical products, including without limitation the CFR Title 21, Parts 11, 210, 211, 600 and 610, applicable ICH Guidelines including without limitation Q7 for "Active Pharmaceuticals Ingredients", national legislation implementing European Community Directive 2001/83/EC and Commission Directive 2003/94/EC as amended, EudraLex – Volume 4 of the Rules Governing Medicinal Products in the European Union including annexes, the CTR, Commission Delegated Regulation 2017/1569, the Detailed Commission Guideline (2017) 8179, and the equivalent in other countries or regions including in China;
1.62	cGood Pharmacovigilance Practice or cGVP
means the current Good Pharmacovigilance Practices applicable to the conduct of specific pharmacovigilance activities, including US Code of Federal Regulations ("CFR") Title 21 covering US Food and Drug Administration ("FDA") regulations ("FDA 21 CFR"), as amplified by relevant FDA guidance, Compliance guides, and other relevant regulatory materials, International Council on Harmonisation ("ICH") of Technical Requirements for Registration of Pharmaceuticals for Human Use (Codes, E2A, E2B, E2C, E2D), European Union ("EU") regulations and directives and/or local regulations, China Good Pharmacovigilance Practice Rule (China Pharmacovigilance Quality Management Standard).in each case as applicable;

1.63	China	means the People's Republic of China (including mainland China, Hong Kong, Macau and Taiwan);
1.64	Claim	has the meaning set forth in Section 14.1(a) (Escalation);
1.65	Clinical Trial	means [***];
1.66	CMC	means chemistry, manufacturing and controls;
1.67	[***]	[***]

1.68	Combination Product	means [***]. Each such additional [***] shall be "an Other Component";
1.69	Commercialization or Commercialize
means activities related to the commercialization of a product, including the pre-marketing, launching, marketing, promotion (including advertising and detailing), market research, labeling, bidding and listing, market access activities, pricing and reimbursement, distribution, storage, handling, Manufacturing for commercial sale (including inventory build to support launch), offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, order processing, handling returns and recalls, customer service and support, and post-marketing safety surveillance and reporting of a product, medical affairs and medical science liaison activities, as well all regulatory compliance and conduct of administrative functions with respect to the foregoing. For clarity, "Commercialization" includes all pre-launch marketing and other launch preparation activities, including training of personnel who will conduct Commercialization activities, as well as manufacturing activities in preparation for and to establish and maintain commercial sales. When used as a verb, "Commercialize" means to engage in Commercialization;

1.70	Commercially Reasonable Efforts	[***]
1.71	Competitive Infringement	has the meaning set forth in Section 9.3(a) (Notification);

1.72	Confidential Information
means:
(a)the existence and terms of this Agreement; and
(b)with respect to each Party, Know-How, inventions, Materials, and other proprietary information including data and all other scientific, pre-clinical, clinical, regulatory, Manufacturing, marketing, financial and commercial information or data that is disclosed, made available to, or provided by or on behalf of such Party to the other Party or to any of the Receiving Party's employees, consultants, Affiliates, or Sublicensees, whether or not specifically marked or designated by the Disclosing Party as confidential;
Notwithstanding the foregoing, Confidential Information constituting:
(a)[***] Background Know-How and [***] Foreground Know-How shall be considered Confidential Information [***];
(b)subject to Section 10.3 (Publications and Presentations), Licensed Know-How shall be considered Confidential Information [***] PROVIDED THAT Product-Specific Know-How shall, during the Term be deemed to be the Confidential Information [***];
(c)Joint Know-How shall be the Confidential Information of both Parties (and both Parties shall be the Receiving Party and the Disclosing Party with respect thereto); and
(d)the existence, scope and terms and conditions of this Agreement shall be the Confidential Information of both Parties (and both Parties shall be the Receiving Party and the Disclosing Party with respect thereto).
For clarity, (i) specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party; and (ii) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party;

1.73	Confidentiality Agreement	has the meaning set forth in Section 10.1(b) (Confidential Information of Each Party);
1.74	Control or Controlled
means the possession by a Party (whether by ownership, license or otherwise, other than pursuant to this Agreement) of:
(a)with respect to any materials or other tangible Know-How, the legal authority or right to physical possession of such materials or tangible Know-How, with the right to provide such materials or tangible Know-How to the other Party on the terms set forth herein;
(b)with respect to Patent Rights, Regulatory Authorizations, Regulatory Filings, intangible Know-How or other intellectual property, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Rights, Regulatory Authorizations, Regulatory Filings, intangible Know-How or other intellectual property on the terms set forth herein;
in each case (a) and (b), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, license, or sublicense;

1.75	Cost of Goods	means, [***];
1.76	Cover, Covers, or Covered	means, [***];
1.77	Development or Develop
means, with respect to any product, any and all internal and external research, development, pharmacovigilance activities, and regulatory activities regarding such product, including:
(a)research, process development, non-clinical testing, toxicology, non-clinical activities, IND-enabling studies, and Clinical Trials, and
(b)preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Authorization of such product, but excluding any activities directed to Manufacturing or Commercialization. Development will include research, development, and regulatory activities for additional presentations or Indications for a product after receipt of Regulatory Authorization of such product, including Clinical Trials initiated following receipt of Regulatory Authorization or any Clinical Trial to be conducted after receipt of Regulatory Authorization that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Authorization with respect to an approved Indication (such as post-marketing approval studies and observational studies, if required by any Regulatory Authority in any country in the Territory to support or maintain Regulatory Authorization for a product in such country). "Develop", "Developing" and "Developed" will be construed accordingly;

1.78	Development Milestone Event	has the meaning set forth in Section 8.3 (Development and Approval Milestone Payments for Licensed Products);
1.79	Development Milestone Payment	has the meaning set forth in Section 8.3 (Development and Approval Milestone Payments for Licensed Products);
1.80	Directed	means, [***];
1.81	Disclosing Party	has the meaning set forth in Section 10.1(a) (General);
1.82	Effective Date	means with respect to this Agreement the date of the expiration or termination of any applicable waiting period under the HSR Act;
1.83	Eligible Development Costs	means, [***];

1.84	EMA	means the European Medicines Agency or any successor agency or authority thereto;
1.85	European Union or EU	means all countries or territories that are officially part of the European Union, as constituted from time to time;
1.86	Executive Officer	has the meaning set forth in Section 14.1(a) (Escalation);
1.87	Exploit
means Develop, have Developed, make, have made, use, have used, perform medical affairs, have performed medical affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize or have Commercialized. "Exploitation" and "Exploiting" will be construed accordingly;

1.88	Extensions	has the meaning set forth in Section 9.2(h) (Patent term extension and supplementary protection certificates);
1.89	External Expenses	means documented expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards) by a Party (or its Affiliate) in the performance of activities under this Agreement, including capital expenditures that are specifically allocated to such activities and travel expenses incurred for carrying out such activities, but excluding financing costs;
1.90	FDA	means the United States Food and Drug Administration and any successor agency or authority thereto;
1.91	FD&C Act	means the United States Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, as may be in effect from time to time;

1.92	Field	means all therapeutic, prophylactic, palliative, analgesic and diagnostic uses in humans and animals;
1.93	First Commercial Sale
means, on a Licensed Product-by-Licensed Product basis, the first sale of such Licensed Product by BioNTech, its Affiliate, or their Sublicensee to a Third Party or Governmental Authority in a country following Marketing Authorization in such country. Sales or transfers of reasonable quantities of a Licensed Product for Development, including proof of concept studies or other Clinical Trial purposes, or for compassionate use or named patient supply shall not be considered a First Commercial Sale;

1.94	Force Majeure	means any act of God, pandemic, flood, fire, explosion, earthquake, strike, lockout, labor dispute (except for any strike, lockout, or labor dispute involving a Party's own employees), casualty or accident, or war, revolution, civil commotion, or act of terrorism;

1.95	FTE	means the equivalent of the time of a full-time employee of Biotheus or its applicable Affiliate for a twelve (12) month period devoted to Development and Manufacturing (excluding management and indirectly related personnel's time), where "full-time" is determined by [***] hours per Calendar Year. In the event that any individual who works full-time during a given Calendar Year works partially on the activities under this Agreement and partially on other work outside this Agreement, then the full-time equivalent to be attributed to such individual's work hereunder for such Calendar Year shall be equal to the percentage of such individual's total work time in such Calendar Year that such individual spent working on activities under this Agreement. For avoidance of doubt, FTE shall exclude individuals responsible for managerial, secretarial, clerical and administrative activities;
1.96	FTE Costs	means an amount equal to the product of the FTE Rate and the actual number of FTEs who performed the applicable activities. For clarity, FTE shall be pro-rated on a daily basis if necessary;
1.97	FTE Rate
means an annual rate of: (a) in respect of activities conducted in the [***], [***] for activities conducted [***]; and (b) in respect of activities conducted in the [***], (i) [***] for activities conducted [***]; and (ii) [***] for activities conducted [***], subject to [***];

1.98	Global CDP	has the meaning set forth in Section 5.3(a) (Global CDP);
1.99	Global CDP Activities	means the activities to be conducted by the Parties pursuant to the Global CDP;

1.100	Global Commercialization Strategy	has the meaning set forth in Section 5.1(a) (Global Commercialization Strategy);
1.101	Global Trial	has the meaning set forth in Section 5.3(a) (Global CDP);
1.102	Governmental Approval	has the meaning set forth in Section 11.3(f) (Biotheus Covenants);
1.103	Government or Governmental Authority	means (a) any national, federal, state, local, provincial, regional or foreign government, or level, ranch, or subdivision thereof; (b) any multinational or public international organization or authority; (c) any ministry, department, bureau, division, authority, agency, commission, or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; (d) any court, tribunal, or governmental arbitrator or arbitral body; (e) any government-owned or controlled institution or entity; (f) any enterprise or instrumentality performing a governmental function; (g) any political party, and (h) any Regulatory Authority;
1.104	Government Official	means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, (d) any member of a military or a royal or ruling family, and (e) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare providers employed by Government-owned or -controlled hospitals, or a person serving on a healthcare committee that advises a Government, will be considered Government Officials. In addition, all healthcare providers in a given country will be considered Government Officials where this is required by Applicable Law;

1.105	GxP
means, collectively, all relevant good practice quality guidelines and regulations and related implementation guidelines, encompassing such internationally recognized standards as cGCP, cGMP, cGLP, cGVP;

1.106	HSR Act	means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, codified at 15 U.S.C. § 18a, as may be amended from time to time, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law (including all additions, supplements, extensions and modifications thereto);
1.107	IFRS
means, at any time, the International Financial Reporting Standards promulgated by the International Accounting Standards Board, as amended, supplemented, or replaced from time to time and as endorsed by the European Union;

1.108	Investigational New Drug Application or IND
means, an Investigational New Drug application in the US filed with the FDA or an analogous application or submission with any analogous Regulatory Authority in other countries / regions / regulatory jurisdictions for the purposes of obtaining permission to conduct Clinical Trials, including Clinical Trial applications submitted to Regulatory Authorities in the EU via the CTIS;

1.109	Improved Licensed Product	means a Licensed Product that is [***]. For clarity, a Preclinical Multispecific Licensed Product shall not be deemed to be an Improved Licensed Product;
1.110	Improved Licensed Product Conditions	has the meaning set forth in Section 3.7 (BioNTech Exclusivity and Improved Licensed Product Conditions);

1.111	Indemnitee	has the meaning set forth in Section 12.3 (Conditions to Indemnification);
1.112	Indication	means, [***];
1.113	Indirect Taxes	means value added, sales, consumption, goods, and services taxes or other similar taxes required by Applicable Law to be disclosed as a separate item on the relevant invoice;
1.114	Infringement	has the meaning set forth in Section 9.3(a) (Notification);
1.115	Infringement Action	has the meaning set forth in Section 9.3(b) (Infringement Actions);
1.116	In-Licensed BioNTech Products	means any compound or product the rights to which are owned by a Third Party and either as at the Effective Date or during the Term are licensed to or otherwise acquired by BioNTech or its Affiliates;
1.117	Intellectual Property Rights	means any Know-How, Patent Rights, Trademarks, copyrights, trade secrets, and any other intellectual property rights however denominated throughout the world;
1.118	Interest Rate	has the meaning set forth in Section 8.14 (Late Fees);
1.119	Internal Costs
means, for any period, the product obtained by multiplying:
(a)the actual total FTEs (or portion thereof) devoted to the performance of an activity under this Agreement during such period, by
(b)the applicable FTE Rate;

1.120	Invention	means any invention, discovery, or Know-How that is discovered, generated or conceived by or on behalf of a Party or its Affiliate or Sublicensee in the performance of activities under this Agreement;
1.121	JCWG	has the meaning set forth in Section 5.1(b) (Formation of Joint Commercialization Working Group);
1.122	Joint CDP	has the meaning set forth in Section 5.3(b) (Joint CDP);
1.123	Joint CDP Activities	means the activities to be conducted by the Parties pursuant to the Joint CDP;
1.124	Joint Development and Operations Working Group	has the meaning set forth in Section 4.2(b) (Joint Development and Operations Working Group);
1.125	Joint IP	means all Joint Know-How and Joint Patent Rights;
1.126	Joint IP Committee	has the meaning set forth in Section 4.2(c) (Joint IP Committee);
1.127	Joint Know-How	means [***];
1.128	Joint Patent Rights	means any Patent Rights that Cover or otherwise claim Joint Know-How;
1.129	Joint Steering Committee or JSC	has the meaning set forth in Section 4.1(a) (Formation and Purpose of the JSC);
1.130	Joint Trial	has the meaning set forth in Section 5.3(b) (Joint CDP);

1.131	Know-How	means any proprietary records, know-how, processes, techniques, show-how, design information, information, biomarkers, formulations, technology, practices, trade secrets, inventions, methods, data (including animal data, clinical data, and quality control data), standard operating procedures, algorithms, research tools, reports, batch records, chemical structures, composition of matter, formulae and results in any form whatsoever, whether or not patented or patentable;
1.132	Licensed Compound
means any and all of the following:
(a)a PM8002 Licensed Compound;
(b)a PM8003 Licensed Compound, provided that this item (b) shall only become a Licensed Compound after the PM8003 Option Exercise Date; or
(c)a Preclinical Multispecific Licensed Compound, provided that this item (c) shall only become a Licensed Compound after the Preclinical Multispecific Option Exercise Date;

1.133	Licensed IP	means all Licensed Know-How and Licensed Patent Rights;
1.134	Licensed Know-How
means the Know-How that is Controlled by Biotheus or any of its Affiliates as of the Effective Date or during the Term (including Inventions solely owned by Biotheus pursuant to Section 9.1(a) (Ownership), and including Biotheus' interest in Joint Know-How) that is necessary or useful for the Exploitation of Licensed Products in the Field in the Territory. Notwithstanding the foregoing, Licensed Know-How shall not include (i) any Know-How that is Controlled by any Third Party that acquires more than fifty percent (50%) of the issued share capital of Biotheus and thereby becomes an Affiliate of Biotheus after the Effective Date as a result of a merger, acquisition or other similar transaction, or (ii) any Know-How that is related to any other proprietary compound, component or product Controlled by Biotheus or any of its Affiliates and is not necessary or useful for the Exploitation of the applicable Licensed Products in the Field in the Territory;

1.135	Licensed Patent Right
means the Patent Rights Controlled by Biotheus or any of its Affiliates as of the Effective Date or during the Term (including Patent Rights which Cover or otherwise claim Inventions solely owned by Biotheus pursuant to Section 9.1(a) (Ownership), and including Biotheus’ interest in Joint Patent Rights) that are necessary or useful for the Exploitation of any Licensed Products in the Field in the Territory including, but not limited to, the Patent Rights listed in Schedule 3. Notwithstanding the foregoing, Licensed Patent Rights shall not include (i) any Patent Right that is Controlled by any Third Party that acquires more than fifty percent (50%) of the issued share capital of Biotheus and thereby becomes an Affiliate of Biotheus after the Effective Date as a result of a merger, acquisition or other similar transaction, or (ii) any Patent Right that Covers any other proprietary compound, component or product Controlled by Biotheus or any of its Affiliates and is not necessary or useful for the Exploitation of any Licensed Products in the Field in the Territory;

1.136	Licensed Product
means any and all of the following:
(a)a PM8002 Licensed Product;
(b)a PM8003 Licensed Product, provided that this item (b) shall only become a Licensed Product after the PM8003 Option Exercise Date; or
(c)a Preclinical Multispecific Licensed Product, provided that this item (c) shall only become a Licensed Product after the Preclinical Multispecific Option Exercise Date.

1.137	[***] License	has the meaning set forth in Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products);
1.138	[***]	[***]
1.139	Losses	has the meaning set forth in Section 12.1 (Indemnification of Biotheus by BioNTech);
1.140	Major Markets	means [***];
1.141	Manufacture or Manufacturing
means, with respect to a Licensed Product, activities directed to the sourcing and purchasing of materials, producing, manufacturing, processing, compounding, filling, finishing, packing, packaging, labelling, leafleting, quality assurance, quality control testing and release, shipping, storage, and sample retention of such Licensed Product. "Manufacturing" and "Manufactured" will be construed accordingly;

1.142	Manufacturing Technology Transfer	has the meaning set forth in Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products);
1.143	Marketing Authorization or MA
means the authorization by all relevant Regulatory Authorities of a Marketing Authorization Application in a given country or regulatory region / jurisdiction and the granting of the required authorization;

1.144	Marketing Authorization Application or MAA
means an application to a Regulatory Authority for authorization to place a Licensed Product on the market (including Pricing and Reimbursement Approval) in a country, region or a regulatory jurisdiction (including for example an NDA / BLA in the US and the comparable applications in other jurisdictions);

1.145	Materials	means any tangible compositions of matter, articles of manufacture, assays, chemical, biological or physical materials, and other similar materials;
1.146	Multispecific Antibody	means an Antibody that is [***];
1.147	Multispecific Antibody Option	has the meaning set forth in Section 2.2 (Option to Biotheus);
1.148	Multispecific Antibody Option Exercise Date	has the meaning set forth in Section 2.2 (Option to Biotheus);
1.149	Multispecific Antibody Option Exercise Notice	has the meaning set forth in Section 2.2 (Option to Biotheus);
1.150	Multispecific Antibody Option Period	means the period from the [***] with respect to a Licensed Product in the form of a Multispecific Antibody;
1.151	Net Sales	means [***];
1.152	Non-Bankrupt Party	has the meaning set forth in Section 13.2(d) (Termination for Bankruptcy);
1.153	Non-Withholding Party	has the meaning set forth in Section 8.17 (Withholding Taxes);
1.154	Opted-Out Indication	has the meaning set forth in Section 5.6 (Data Sharing);
1.155	Opted-Out Trial	has the meaning set forth in Section 5.6 (Data Sharing);

1.156	Orphan Drug Designation	means a drug intended for use in a rare disease or condition as defined in section 526 of the Federal Food, Drug, and Cosmetic Act as amended by section 2 of the Orphan Drug Act (sections 525–528 (21 U.S.C. 360aa–360dd));
1.157	Other Component	has the meaning set forth in Section 1.68 (Combination Product);
1.158	Outside Date	has the meaning set forth in Section 14.16 (HSR);
1.159	Party	has the meaning set forth in the Preamble;
1.160	[***]	has the meaning set forth in [***];
1.161	Patent Rights
means all rights, title and interests in and to
(a)all national, regional, and international patents and patent applications filed in any country, region or territory of the world including provisional patent applications and all supplementary protection certificates;
(b)all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority to any of the foregoing, including any continuation, continuation-in part, divisional, provisional, converted provisionals and continued prosecution applications, or any substitute applications;
(c)any patent issued with respect to or in the future issued from any such patent applications, including utility models, petty patents, design patents and certificates of invention; and
(d)any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications;

1.162	Payments	has the meaning set forth in Section 8.17 (Withholding Taxes);
1.163	PDL1 Patent Right	means [***];

1.164	Person	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including any Governmental Authority (or any department, agency, or political subdivision thereof);
1.165	Phase I Clinical Trial
means a Clinical Trial that generally provides for the first introduction into humans of a Licensed Product with the primary purpose of determining initial safety or tolerance, metabolism and PK/PD properties of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation);

1.166	Phase II Clinical Trial
means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for its intended use and to obtain sufficient information about such product's efficacy for its intended use (proof of concept) in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials;

1.167	Phase III Clinical Trial
means a pivotal/registrational Clinical Trial with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an application for Regulatory Authorization. This can include Phase IIb Clinical Trials;

1.168	PM8002 Licensed Compound	means [***];
1.169	PM8002 Licensed Product	means [***];

1.170	PM8002 Product-Specific Patent Right	means any Licensed Patent Right (including any Joint Patent Rights) that solely identifies or discloses or solely Covers a PM8002 Licensed Product(s) or its or their use or process of manufacture and does not claim or Cover any proprietary products Controlled by Biotheus other than such PM8002 Licensed Product(s). [***];
1.171	PM8003 Licensed Compound	means Biotheus’ [***]
1.172	PM8003 Licensed Product	means, [***];
1.173	PM8003 Option	has the meaning set forth in Section 2.1(a) (PM8003 Option);
1.174	PM8003 Option Exercise Date	has the meaning set forth in Section 2.1(a) (PM8003 Option);
1.175	PM8003 Option Exercise Notice	has the meaning set forth in Section 2.1(a) (PM8003 Option);
1.176	PM8003 Option Period	means the period from the [***] until [***] days after the Improved Licensed Product Conditions are met;
1.177	PM8003 Product-Specific Patent Right	means any Licensed Patent Right (including any Joint Patent Rights) that solely identifies or discloses or solely Covers a PM8003 Licensed Product(s) or its or their use or process of manufacture and does not claim or Cover any proprietary products Controlled by Biotheus other than such PM8003 Licensed Product(s). [***]
1.178	Preclinical Multispecific Licensed Compound	means [***];

1.179	Preclinical Multispecific Licensed Product	means, from and after the Preclinical Multispecific Option Exercise Date only, [***];
1.180	Preclinical Multispecific Option	has the meaning set forth in Section 2.1(b) (Preclinical Multispecific Option);
1.181	Preclinical Multispecific Option Exercise Date	has the meaning set forth in Section 2.1(b) (Preclinical Multispecific Option);
1.182	Preclinical Multispecific Option Exercise Notice	has the meaning set forth in Section 2.1(b) (Preclinical Multispecific Option);
1.183	Preclinical Multispecific Option Period	means, on a Preclinical Multispecific Licensed Compound-by Preclinical Multispecific Licensed Compound basis, the period from [***];
1.184	Preclinical Multispecific Product-Specific Patent Right	means, on a Preclinical Multispecific Licensed Product-by-Preclinical Multispecific Licensed Product basis, any Licensed Patent Right (including any Joint Patent Rights) that solely identifies or discloses or solely Covers a Preclinical Multispecific Licensed Product(s) or its or their use or process of manufacture and does not claim or Cover any proprietary products Controlled by Biotheus other than such Preclinical Multispecific Licensed Product(s). [***]
1.185	Pricing and Reimbursement Approval
means in any country where a Regulatory Authority authorizes, approves or determines reimbursement for or use of, and / or pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination as effective, publication) of such reimbursement and / or pricing approval or determination (as the case may be);

1.186	Product-Specific IP	means, all Product-Specific Know-How and Product-Specific Patent Rights;
1.187	Product-Specific Know-How
means, for the purpose of Section 1.72 (Confidential Information) and Article 10 (Confidentiality), with respect to a Licensed Product any Licensed Know-How that solely relates to such Licensed Product;

1.188	Product-Specific Patent Right
means, on a Licensed Product-by-Licensed Product basis, any Licensed Patent Right (including any Joint Patent Rights) that solely identifies or discloses or solely Covers a Licensed Product(s) or its or their use or process of manufacture and does not claim or Cover any proprietary products Controlled by Biotheus other than such Licensed Product(s), including PM8002 Product-Specific Patent Right, PM8003 Product-Specific Patent Right and Preclinical Multispecific Product-Specific Patent Right;

1.189	Prohibited Conduct	has the meaning set forth in Section 11.3(c) (No Bribery);
1.190	Project Manager	has the meaning set forth in Section 4.3 (Alliance and Project Managers);
1.191	Proposed In-Licensed Rights	has the meaning set forth in Section 3.8 (New Biotheus In-Licenses);
1.192	Prosecution and Maintenance	has the meaning set forth in Section 9.2(d) (BioNTech-Prosecuted Patent Rights);
1.193	Qualification Date	has the meaning set forth in Article 8 (Financial Terms);
1.194	Receiving Party	has the meaning set forth in Section 10.1(a) (General);

1.195	Registrational Clinical Trial
means a Clinical Trial of a product that is designed to, and for which the competent Regulatory Authority has provided guidance that the design of such Clinical Trial is sufficient to, ascertain efficacy and safety of such product in support of the preparation and submission of an MAA for such product to the competent Regulatory Authority, regardless of whether such trial is referred to as a Phase II Trial, Phase IIb Trial or Phase III Trial or otherwise. If a Clinical Trial of a product is not initially designed as a Registrational Clinical Trial but is later re-designed, converted or expanded into such a trial, then it shall be deemed to be a Registrational Clinical Trial as of the date of such re-design, conversion or expansion;

1.196	Regulatory Authority
means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory authority, department, bureau, commission, council or other competent authority involved in the granting of any IND, Marketing Authorization, or other Regulatory Authorization including China’s Human Genetic Resources Office, and China General Customs Administration;

1.197	Regulatory Authorization
means all technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of INDs, MAAs, BLAs, variations, extensions, supplements and amendments, and labelling approvals and licences and permissions for the export of data and materials) of any Regulatory Authority, necessary or useful for the use, Development, Manufacture, and Commercialization of a pharmaceutical or biopharmaceutical product in a regulatory jurisdiction, including Pricing and Reimbursement Approvals;

1.198	Regulatory Documentation
means all applications, filings, registrations, licenses, authorizations and approvals, including all Regulatory Authorizations, all correspondence submitted to or received from Regulatory Authorities and all supporting documents relating to the Licensed Products and all data contained in any of the foregoing, including all IND, NDA, BLA, MAA, Pricing and Reimbursement Approvals, regulatory drug list, advertising and promotion documents, clinical data, adverse events files and complaint files;

1.199	[***]	[***]
1.200	Regulatory Filing
means, with respect to the Licensed Product, any submission to a Regulatory Authority of any appropriate regulatory application with respect to such Licensed Product, including any submission to a regulatory advisory board, MAA, and any variation, extension, supplement or amendment thereto. For the avoidance of doubt, Regulatory Filing shall include any IND, NDA, BLA, MAA or the corresponding applications in any other country or group of countries with respect to the Licensed Product;

1.201	Retained Territory	means China;
1.202	Royalties	has the meaning set forth in Section 8.5(a) (Royalty Rates for Licensed Products);
1.203	Royalty Rates	has the meaning set forth in Section 8.5(a) (Royalty Rates for Licensed Products);
1.204	Royalty Report	has the meaning set forth in Section 8.10 (Royalty Reports; Payments);
1.205	Royalty Term	means, [***];

1.206	Sales Milestone Event	has the meaning set forth in Section 8.4 (Sales Milestone Payments for Licensed Products);
1.207	Sales Milestone Payment	has the meaning set forth in Section 8.4 (Sales Milestone Payments for Licensed Products);
1.208	Single Agent Activity	means [***];
1.209	Sublicensee	means any Person, other than a Party or an Affiliate or Third Party Distributor of a Party, to whom a Party grants a sublicense of the licenses granted to such Party under this Agreement;
1.210	Target	means [***];
1.211	Tax or Taxation
means any form of tax or taxation, levy, duty, charge, social security charge, contribution or withholding of whatever nature (including any related fine, penalty, surcharge, or interest) imposed by, or payable to, a tax authority;

1.212	Technology Transfer Payment	has the meaning set forth in Section 8.2 (Technology Transfer Payment);
1.213	Term	has the meaning set forth in Section 13.1 (Term);
1.214	Terminated Products	has the meaning set forth in Section 13.3 (Effects of Termination);
1.215	Territory	means all countries of the world and all territories and possessions thereof excluding the Retained Territory;
1.216	Third Party	means any Person other than a Party or an Affiliate of a Party;
1.217	Third Party Distributor	means any Third Party, other than a Sublicensee, that distributes (but does not Develop or Manufacture) a Licensed Product directly to customers;

1.218	Third Party License	means a written agreement between a Party or its Affiliates and a Third Party to license or acquire Third Party Intellectual Property Rights for use in connection with the Development, Manufacture or Commercialization of a Licensed Product, but excluding any agreements with Third Party Distributors;
1.219	Third Party Upstream Licensor	has the meaning set forth in Section 8.10 (Royalty Reports; Payments);
1.22	Trademarks	means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, symbols, designs, and all other indicia of ownership, and combinations thereof;
1.221	Trispecific Patent Right	means [***];
1.222	United States or U.S.	means the United States of America and all of its districts, territories and possessions;
1.223	Upfront Payment	has the meaning set forth in Section 8.1 (Upfront Payment);
1.224	Valid Claim	means [***];
1.225	VDR	means the virtual data room containing information, documents and data relating to the Licensed Compounds and Licensed Products made available by Biotheus to BioNTech prior to the Execution Date;
1.226	Withholding Party	has the meaning set forth in Section 8.17 (Withholding Taxes);

1.227	[***]	means [***]; and
1.228	[***]	means [***].
2OPTIONS
2.1Options to BioNTech
(a)PM8003 Option
As of the Effective Date Biotheus shall and shall procure that its Affiliates pause all clinical Development activities in relation to PM8003 Licensed Products until the expiry of the PM8003 Option Period. As of the Effective Date, Biotheus hereby grants to BioNTech the exclusive option, free of charge, exercisable at BioNTech's sole discretion during the PM8003 Option Period, to obtain the exclusive license set forth in Section 3.1(b) (PM8003 Licensed Products) with respect to PM8003 Licensed Products ("PM8003 Option"). BioNTech may exercise the PM8003 Option by delivering written notice of such exercise to Biotheus within the PM8003 Option Period ("PM8003 Option Exercise Notice"). [***] Upon BioNTech's delivery to Biotheus within the PM8003 Option Period of a PM8003 Option Exercise Notice the Parties shall determine whether filings are required under the HSR Act in connection therewith and, subject to the termination or expiration of any applicable waiting period or other applicable clearance under the HSR Act if any such filings are required ("PM8003 Option Exercise Date”), BioNTech will be granted the license set forth in Section 3.1(b) (PM8003 Licensed Products) with respect to the PM8003 Licensed Products. The exercise of the PM8003 Option shall not involve any upfront or option exercise payments being due to Biotheus and any milestones that have already been triggered by a Licensed Product(s) prior to the PM8003 Option Exercise Date shall not be due in respect of the PM8003 Licensed Product PROVIDED THAT any applicable milestones and royalties set forth in Article 8 (Financial Terms) will be reduced in accordance with the terms and conditions set forth in Section 8.7 (PM8003 Licensed Products). If the Parties determine that a filing is required under the HSR Act they will cooperate in good faith with the respect to the preparation and submission of such a filing as soon as reasonably possible and with respect to responding promptly to any questions raised in relation to such filing. BioNTech will be responsible for paying any filing fees required to be paid in connection with such a filing. [***] After the PM8003 Option Exercise Date, BioNTech will be responsible for all Development, Manufacturing, regulatory activities for and Exploitation of PM8003 Licensed Products in the Territory and the costs and expenses in connection therewith and Biotheus will transfer to BioNTech the ownership of the IND for PM8003 Licensed Product for the Territory and any other Regulatory Filings for PM8003 Licensed Product for the Territory that are possessed or controlled by Biotheus or its Affiliates no more than [***] days following the PM8003 Option Exercise Date. At BioNTech's discretion, following the PM8003 Option Exercise Date and subject to Biotheus’ then-current capacity, BioNTech may request that Biotheus continues certain activities in relation to PM8003 Licensed Product, [***] and in accordance with a PM8003 Licensed Product development plan as approved by the Parties in the JSC, following the PM8003 Option Exercise Date.
(b)Preclinical Multispecific Option
As of the Effective Date, Biotheus hereby grants to BioNTech the exclusive option, free of charge, exercisable at BioNTech's sole discretion during the Preclinical Multispecific Option Period, to obtain the exclusive license set forth in Section 3.1(c) (Preclinical Multispecific Licensed Products) with respect to Preclinical Multispecific Licensed Products ("Preclinical Multispecific Option"). BioNTech may exercise the Preclinical Multispecific Option by delivering written notice of such exercise to Biotheus within the Preclinical Multispecific Option Period ("Preclinical Multispecific Option Exercise Notice"). [***] Biotheus shall keep BioNTech regularly updated via the JSC of all Preclinical Multispecific Licensed Compounds and Preclinical Multispecific Licensed Products it is currently working on and provide updates on Development activities in respect of the same at each meeting of the JSC. The exercise of the Preclinical Multispecific Option shall not involve the payment to Biotheus of any upfront or option exercise payments and any milestones that have already been triggered by a Licensed Product(s) prior to the Preclinical Multispecific Option Exercise Date shall not be due in respect of Preclinical Multispecific Licensed Products, provided that any applicable milestones and royalties payable under Article 8 (Financial Terms) shall be reduced in accordance with the terms and conditions set forth in Section 8.8 (Preclinical Multispecific Licensed Products). Upon BioNTech's delivery to Biotheus within the Preclinical Multispecific Option Period of a Preclinical

Multispecific Option Exercise Notice the Parties shall determine whether filings are required under the HSR Act in connection therewith and, subject to the termination or expiration of any applicable waiting period or other applicable clearance under the HSR Act if any such filings are required ("Preclinical Multispecific Option Exercise Date”), BioNTech will be granted the license set forth in Section 3.1(c) (Preclinical Multispecific Licensed Products) with respect to the Preclinical Multispecific Licensed Products. If the Parties determine that a filing is required under the HSR Act they will cooperate in good faith with the respect to the preparation and submission of such a filing as soon as reasonably possible and with respect to responding promptly to any questions raised in relation to such filing. BioNTech will be responsible for paying any filing fees required to be paid in connection with such a filing. Promptly and in any event within [***] days of the Preclinical Multispecific Option Exercise Date, Biotheus will at its cost and expense, provide BioNTech with the equivalent of the information set out in Section 3.4(a) (Knowledge and Technology Transfer) in respect of each such Preclinical Multispecific Licensed Product. After the Preclinical Multispecific Option Exercise Date, BioNTech will be responsible for all Development, Manufacturing, regulatory activities for and Exploitation of Preclinical Multispecific Licensed Products in the Territory and the costs and expenses in connection therewith. At BioNTech's discretion, following the Preclinical Multispecific Option Exercise and subject to Biotheus’ then-current capacity, BioNTech may request that Biotheus continues certain activities in relation to Preclinical Multispecific Licensed Compound, [***] and in accordance with a Preclinical Multispecific Licensed Product development plan as approved by the Parties in the JSC, following the Preclinical Multispecific Option Exercise Date.
(c)Biotheus Obligations
During the PM8003 Option Period and Preclinical Multispecific Option Period (as the case may be) Biotheus shall not and shall procure that its Affiliates shall not enter into or discuss entering into any agreement or other arrangement with any Third Party pursuant to which such Third Party is granted rights or an option to obtain rights in relation to the PM8003 Licensed Compound or PM8003 Licensed Product or Preclinical Multispecific Licensed Compound or Preclinical Multispecific Licensed Product, as the case may be.

(d)Option Exercise
(i)If BioNTech does not exercise the PM8003 Option during the PM8003 Option Period then BioNTech will not receive the license set forth in Section 3.1(b) (PM8003 Licensed Products), BioNTech will have no further rights or obligations with respect to PM8003 Licensed Compounds or PM8003 Licensed Products, PROVIDED THAT Biotheus may not resume Development and other Exploitation of PM8003 Licensed Compounds and PM8003 Licensed Products until the expiry of the PM8003 Option Period;
(ii)If BioNTech does not exercise the Preclinical Multispecific Option during the Preclinical Multispecific Option Period, then BioNTech will not receive the license set forth in Section 3.1(c) (Preclinical Multispecific Licensed Products), BioNTech will have no further rights or obligations with respect to such Preclinical Multispecific Licensed Compounds or Preclinical Multispecific Licensed Products, PROVIDED THAT Biotheus may not resume Development and other Exploitation of such Preclinical Multispecific Licensed Compounds and Preclinical Multispecific Licensed Products until the First Commercial Sale of a Licensed Product pursuant to this Agreement by or on behalf of BioNTech, its Affiliate or Sublicensee.
2.2Option to Biotheus
[***]
3LICENSES; EXCLUSIVITY
3.1License Grants to BioNTech. Subject to terms and conditions of this Agreement,
(a)PM8002 Licensed Products
Effective as of the Effective Date, Biotheus hereby grants BioNTech an exclusive, royalty-bearing, sublicensable through multiple tiers (in accordance with Section 3.2 (Sublicensing Rights)) license under the Licensed IP to Exploit PM8002 Licensed Products in the Field in the Territory.

(b)PM8003 Licensed Products
Effective as of the PM8003 Option Exercise Date, Biotheus hereby grants BioNTech an exclusive, royalty-bearing, sublicensable through multiple tiers (in accordance with Section 3.2 (Sublicensing Rights)) license under the Licensed IP to Exploit PM8003 Licensed Products in the Field in the Territory.
(c)Preclinical Multispecific Licensed Products
Effective as of the Preclinical Multispecific Option Exercise Date with respect to a Preclinical Multispecific Licensed Product and on a Preclinical Multispecific Licensed Product -by -Preclinical Multispecific Licensed Product basis, Biotheus hereby grants BioNTech an exclusive, royalty-bearing, sublicensable through multiple tiers (in accordance with Section 3.2 (Sublicensing Rights)) license under the Licensed IP to Exploit any applicable Preclinical Multispecific Licensed Product in the Field in the Territory.
(d)Product License Exclusivity
The licenses granted in Sections 3.1(a) (PM8002 Licensed Products), 3.1(b) (PM8003 Licensed Products) and 3.1(c) (Preclinical Multispecific Licensed Products) shall be exclusive in the Territory, even as to Biotheus, except as required for Biotheus to perform its obligations under the Global CDP and Joint CDP in accordance with the terms of this Agreement.
(e)Retained Rights in the Retained Territory
(i)Following the Effective Date and during the Term:
(A)Biotheus may not license, assign, transfer or grant any rights relating to the Licensed Compounds or Licensed Products in the Retained Territory to a BioNTech Retained Territory Competitor; and
(B)Biotheus shall ensure that any transfer, licence or other grant of rights relating to the Licensed Compounds or Licensed Products in the

Retained Territory to a Third Party that is not a BioNTech Retained Territory Competitor shall be subject to the rights granted to BioNTech pursuant to this Agreement. Biotheus will ensure that any such transfer, licence or other grant of rights: (1) is consistent with the terms of this Agreement, and (2) requires the relevant transferee, licensee or other assignee or partner to comply with Biotheus' relevant obligations under this Agreement, including in relation to intellectual property, confidentiality and publications. Biotheus will remain responsible and liable for the performance of all its transferees, licensees and other assignees or partners under their respective licensed, assigned or transferred or partnered rights to the same extent as if such activities were conducted by Biotheus. Biotheus will deliver to BioNTech prompt written notice of any license or other partnering, assignment or transfer agreement relating to the Licensed Products in the Retained Territory with a Third Party no later than [***] days following the execution thereof and shall provide BioNTech with a copy of each such license or other agreement (and any amendment thereto) within [***] days after execution thereof (which copy may be redacted of any confidential or proprietary information that is not necessary for BioNTech to confirm or verify Biotheus' compliance with this Agreement). Subject to Section 3.1(e)(i) (Retained Rights in the Retained Territory), Biotheus retains the right to Exploit Licensed Products in the Field in the Retained Territory, except as required for BioNTech to (i) perform its obligations under the Global CDP and Joint CDP in accordance with the terms of this Agreement and (ii) exercise its rights pursuant to Section 3.1(f) (Manufacture in the Retained Territory).
(C)For clarity, subject to Section 3.3 (Subcontractors) and Section 4.5(b) (Escalation) the provisions of Sections 3.1(e)(i)(A) and 3.1(e)(i)(B) above shall not prevent Biotheus [***] to conduct any activities with respect to the Exploitation of the Licensed Products in the Retained Territory and the restrictions in Section 3.1(e)(i)(A) and the reporting requirements in Section 3.1(e)(i)(B) shall not apply to [***].

(f)Manufacture in the Retained Territory
Effective as of the Effective Date in respect of PM8002 Licensed Compounds, as of the PM8003 Option Exercise Date in respect of PM8003 Licensed Compounds, and as of the Preclinical Multispecific Option Exercise Date in respect of Preclinical Multispecific Licensed Products, Biotheus hereby grants BioNTech a co-exclusive royalty-free, sublicensable through multiple tiers (in accordance with Section 3.2 (Sublicensing Rights)) license under the Licensed IP (and any equivalent Patent Rights and Know-How Controlled by Biotheus and its Affiliates in the Retained Territory) to Manufacture the Licensed Compounds and Licensed Products in the Retained Territory; PROVIDED THAT: (i) such Manufacture is solely for the purpose of Developing and Commercialising the Licensed Compounds and Licensed Products in the Field in the Territory; and [***] and acting reasonably and in good faith, subject to Biotheus demonstrating it has sufficient then-current capacity and capability, and the Parties shall for a period of [***] days thereafter discuss [***] terms for a manufacture and supply agreement under which Biotheus will manufacture and supply BioNTech's requirements for such Licensed Compounds and/or Licensed Products in the Retained Territory. For clarity, if the Parties do not agree the terms of such manufacture and supply agreement within [***] days then BioNTech will be free to use a Third Party to Manufacture such Licensed Compounds and Licensed Products in the Retained Territory, [***]. [***].
3.2Sublicensing Rights
(a)Sublicenses
Subject to the terms of this Agreement, including Section 3.2(b) (Sublicense Requirements), BioNTech may grant sublicenses of any rights granted by Biotheus under Section 3.1 (License Grants to BioNTech) through multiple tiers to any of its Affiliates or to one or more Sublicensees.

(b)Sublicense Requirements
BioNTech will ensure that all permitted sublicenses granted under this Agreement: (a) are consistent with the terms of this Agreement, and (b) require the Sublicensee to comply with BioNTech's obligations under this Agreement, including the confidentiality and non-use obligations set forth in Section 10.1 (Confidentiality). BioNTech will remain responsible and liable for the performance of all Affiliates and Sublicensees under their respective sublicensed rights to the same extent as if such activities were conducted by BioNTech. [***]. If BioNTech or any of its Affiliates grants a sublicense to any Sublicensee under the rights granted hereunder in relation to the Licensed Compounds, [***].
3.3Subcontractors
Each Party may perform any of its obligations or exercise its rights under this Agreement through one or more subcontractors; provided that (a) the subcontracting Party will not engage any subcontractor that has been debarred by any Regulatory Authority; (b) the subcontracting Party remains fully responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself; (c) the subcontractor undertakes in writing obligations of confidentiality and non-use applicable to the Confidential Information that are at least as stringent as those set forth in Section 10.1 (Confidentiality); (d) in the case of Biotheus any such subcontractor appointed by Biotheus in connection with performing services for Biotheus under the Global CDP or the Joint CDP under this Agreement in the Retained Territory or the Manufacturing activities contemplated to be conducted by Biotheus under Article 7 (Manufacturing and Technology Transfer) has been both successfully qualified and prior approved by BioNTech in writing (unless otherwise agreed by the Parties in writing); (e) the subcontractor agrees in writing to assign or grant a sublicensable license to the subcontracting Party to all Know-How and Patent Rights developed or invented by the subcontractor in performing services for the Party under this Agreement that are necessary or useful for the Development, Manufacture or Commercialization of any Licensed Product; and (f) the subcontracting Party will be liable for any act or omission of any subcontractor that is a breach of any of the subcontracting Party's obligations under this Agreement as though the same were a breach by the subcontracting

Party, and the non-subcontracting Party will have the right to proceed directly against the subcontracting Party without any obligation to first proceed against such subcontractor.
3.4Knowledge and Technology Transfer
(a)Within [***] days of the Effective Date, (1) Biotheus will deliver to BioNTech and cause its Affiliates to deliver: (i) [***] copies of the VDR with the content as it existed at the Execution Date; and (ii) any information, documents or data in the possession or control of Biotheus or its Affiliates relating to the Licensed Compounds and Licensed Products that are not included in the VDR and (2) Biotheus will share such information [***] as agreed between the Parties.
(b)Throughout the Term, Biotheus will to BioNTech, and cause its Affiliates to deliver, copies of (a) the written Licensed Know-How related to each Licensed Product, (b) documents and files related to the Licensed Patent Rights related to each Licensed Product, and (c) any other Licensed Know-How that is necessary or useful for the Exploitation of any Licensed Product in accordance with this Agreement; PROVIDED THAT any Licensed Know-How relating to Manufacturing will be disclosed to BioNTech in accordance with Article 7 (Manufacturing and Technology Transfer).
(c)As part of any Know-How transfer in accordance with Section 3.4(a) (Knowledge and Technology Transfer), and as otherwise required by the Global CDP and Joint CDP, (a) Biotheus will transfer to BioNTech Biotheus Materials, and (b) BioNTech will transfer to Biotheus BioNTech Materials, in each case related to any Licensed Product to the extent necessary or useful for the Parties to perform their respective obligations, and in the case of BioNTech to exercise the rights granted to it, under this Agreement. Any Materials provided by a Party in accordance with this Section 3.4(c) (Knowledge and Technology Transfer) will remain the sole property of the supplying Party.
(d)Biotheus will be responsible for all costs and expenses associated with the transfer to BioNTech of documentation and Materials and any Licensed Know-How in accordance with Sections 3.4(a) to 3.4(c) (Knowledge and Technology Transfer). Unless otherwise agreed by the Parties in writing, Biotheus will make appropriate personnel who are fluent in English available to BioNTech at reasonable times and upon reasonable prior notice at no cost for the purpose of assisting BioNTech in understanding and using the Licensed Know-How in accordance with this Agreement.
3.5No Implied Licenses; Retained Rights
Each Party acknowledges that the rights and licenses granted under this Agreement are limited to the scope expressly granted herein, and Biotheus expressly reserves the rights under the Licensed IP to exercise its rights in the Retained Territory and perform its obligations under the Global CDP and Joint CDP. Except for the rights expressly granted under this Agreement, no rights, title, licenses, or other interests of any nature whatsoever are granted whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party. Accordingly, BioNTech will not practice or Exploit the Licensed Know-How and Licensed Patent Rights other than as expressly licensed in this Agreement, and Biotheus will not practice or Exploit the BioNTech Background IP or the BioNTech Foreground IP other than as expressly licensed in this Agreement. For clarity, (a) the licenses granted by Biotheus to BioNTech under this Agreement shall not include any license to Exploit any Biotheus propietary component or product in combination with a Licensed Product; and (b) Biotheus shall not be entitled to Exploit the Licensed Products in the Retained Territory in combination with any BioNTech proprietary product or In-Licensed BioNTech Product without BioNTech’s prior consent, which shall not be unreasonably withheld or conditioned.
3.6Biotheus Exclusivity
(a)Biotheus Exclusivity
During the period from the Effective Date until the First Commercial Sale of a Licensed Product, except for the Exploitation of Licensed Products in the Retained Territory, Biotheus shall not (and shall procure that its Affiliates do not) either on its own or with a Third Party (i) research, Develop, Manufacture or Commercialize [***]; or (ii) clinically Develop, Manufacture or Commercialize any [***]. For clarity, the foregoing shall not restrict Biotheus from Developing or otherwise Exploiting any products containing [***].

(b)[***]
[***]
(c)BioNTech Competitor
If a BioNTech Competitor becomes an Affiliate of Biotheus after the Execution Date (i) such Affiliate shall not have any access to any BioNTech Background IP or BioNTech Foreground IP or any Confidential Information of BioNTech; and (ii) Biotheus and such Affiliate shall institute commercially reasonable technical and administrative procedures and safeguards designed to ensure that the requirements set forth in the foregoing Section 3.6(c)(i) are met, including by creating "firewalls" between (X) the personnel working on any activities of such Affiliate and (Y) the personnel working on activities under this Agreement.
3.7BioNTech Exclusivity and Improved Licensed Product Conditions
[***]
3.8New Biotheus In-Licenses
If Biotheus or any of its Affiliates intends to become a party to a license, sublicense or other agreement for additional rights that are necessary or reasonably useful for the Exploitation of any Licensed Product in the Field in the Territory, then Biotheus shall provide BioNTech with the proposed details of the applicable rights and Biotheus' proposal for the terms of the applicable agreement in advance (“Proposed In-Licensed Rights”). Where such Proposed In-Licensed Rights are necessary for the Exploitation of any Licensed Product in the Field in the Territory, (a) BioNTech shall have the first right to negotiate and execute such license PROVIDED THAT in relation to (i) PM8003 Licensed Products prior to the PM8003 Option Exercise Date or (ii) Preclinical Multispecific Licensed Products prior to the Preclinical Multispecific Option Exercise Date, the Parties shall mutually agree on whether to negotiate such a license and which Party should take the lead in such negotiations; and (b) if BioNTech does not negotiate and execute such license, Biotheus shall obtain BioNTech's prior written consent to such Proposed In-Licensed Rights in advance in writing and shall consult and take account of BioNTech's comments in the negotiation of any agreement relating to such Proposed In-Licensed Rights. In the case of the foregoing (b), Biotheus shall ensure that Proposed In-Licensed Rights are sublicensable to BioNTech pursuant to this Agreement. Promptly following execution of any agreement relating to any Proposed In-Licensed Rights, Biotheus shall provide BioNTech with such agreement, subject to customary and reasonable redaction. If BioNTech notifies Biotheus in writing that it wishes to take a sublicense under Proposed In-Licensed Rights pursuant to this Agreement, then (1) the Proposed In-Licensed Rights shall automatically be included in the Licensed IP hereunder; and (2) such license, sublicense or other agreement shall be a “Biotheus In-License” hereunder. Otherwise, notwithstanding anything to the contrary in this Agreement, the Proposed In-Licensed Rights will not be included within the Licensed IP and such license, sublicense or other agreement shall not be a “Biotheus In-License” hereunder.
3.9[***]
[***]
4GOVERNANCE.
4.1Joint Steering Committee
(a)Formation and Purpose of the JSC
Promptly, but no later than [***] days after the Effective Date, the Parties will establish a Joint Steering Committee ("JSC"), which JSC will coordinate and oversee the Parties' activities hereunder in accordance with this Section 4.1 (Joint Steering Committee). The JSC will have the responsibilities set forth herein and will continue in operation for the Term unless dissolved earlier by the mutual agreement of the Parties.. Notwithstanding the foregoing, [***] may at its option and by prior written notice to [***] determine that the JSC under this Agreement (and any applicable Subcommittees) [***].

(b)Membership
Each Party will designate [***] representatives with appropriate expertise and seniority to serve as members of the JSC, and who have the authority to bind such Party with respect to matters within the purview of the JSC. Each Party may replace its JSC representatives at any time upon written notice to the other Party. [***] will designate [***] of its JSC members as the chairperson of the JSC. The Parties, through the Alliance Managers, will alternate in calling meetings and preparing and circulating an agenda in advance of each meeting. The Party that was not responsible for preparing the meeting agenda will prepare and circulate for review and approval by the other Party written minutes of such meeting within [***] days after such meeting. The Parties will agree on the minutes of each meeting promptly, but in no event later than [***] Business Days after receipt of such minutes.
(c)Meetings
It is the intention of the Parties that the JSC will hold meetings [***], save that each Party may request and convene a JSC meeting and propose agenda therefor at any time. The JSC will meet virtually save that the JSC will have the option of meeting in person once per year alternately at a location agreed by the Parties. The Alliance Manager of each Party or his or her designee will attend each meeting of the JSC as a non-voting participant. Each Party will be responsible for all of its own expenses of participating in any JSC meeting.
(d)Meeting Agendas
Each Party will disclose to the other Party the proposed agenda items along with appropriate information at least [***] Business Days in advance of each meeting of the JSC. Notwithstanding the foregoing, under exigent circumstances requiring JSC input, a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such JSC meeting.

(e)Specific Responsibilities of the JSC
The responsibilities of the JSC will be to:
(i)oversee the overall strategic relationship between the Parties and the Development, Manufacturing and Commercialization of Licensed Products in the Territory and the Retained Territory;
(ii)review and discuss the Development of Licensed Products pursuant to the Global CDP and Joint CDP;
(iii)review, discuss and approve the Global CDP and Joint CDP and any updates thereto;
(iv)provide a forum to discuss and coordinate the Parties' respective activities in the Territory and the Retained Territory in respect of Licensed Products (including but not limited to the adoption of and amendments to clinical development plans and clinical protocols specific to the Territory or the Retained Territory); and
(v)perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.
4.2Subcommittees
(a)General
The JSC will be entitled to form subcommittees or working groups to which it may delegate responsibilities to carry out certain activities allocated by the JSC; any such subcommittees will be governed by the rules established by the JSC and may make such decisions in lieu of the JSC as delegated by the JSC. Any disputes arising from such a subcommittee shall be escalated to the JSC for resolution.
(b)Joint Development and Operations Working Group

Without limiting Section 4.2(a) (Subcommittees):
(i)Promptly after the Effective Date, the JSC shall establish a joint development and operations working group (the “Joint Development and Operations Working Group”) chaired by BioNTech comprised of an equal number of representatives from each Party. The Joint Development and Operations Working Group shall act as a forum for the Parties to (A) discuss and align on Development activities in their respective territories; (B) oversee the implementation and progress of the Global CDP and the Joint CDP; (C) to discuss and propose to the JSC for approval any amendments to the Global CDP or Joint CDP; and (D) oversee any Global Trials. The Joint Development and Operations Working Group will continue in operation for the Term unless dissolved earlier by the mutual agreement of the Parties.
(ii)The JSC shall determine the desired membership of the Joint Development and Operations Working Group and once formed, the Parties shall mutually determine the time, place and procedure of meetings. The Parties, through their designated lead individuals, will alternate in calling meetings and preparing and circulating an agenda in advance of each meeting of the Joint Development and Operation Working Group. [***]
(c)Joint IP Committee
Without limiting Section 4.2(a) (Subcommittees):
(i)No later than [***] days after the Effective Date, the JSC shall establish a joint intellectual property committee (the “Joint IP Committee”) chaired by BioNTech and comprised of an equal number of representatives from each Party. The Joint IP Committee shall act as a forum for the Parties to discuss and align on patenting strategies with regard to Licensed Products and coordinate the Parties' efforts in accordance with the provisions of Article 9 (Intellectual Property) and other matters related to the prosecution and maintenance of Intellectual Property Rights hereunder, including submissions to and addressing notices from Regulatory Authorities that relate to regulatory-patent linkage procedures and proceedings. The Joint IP Committee will continue in operation for the Term unless dissolved earlier by the mutual agreement of the Parties.
(ii)The JSC shall determine the desired membership of the Joint IP Committee and once formed, the Parties, through their designated IP leads, shall determine the time, frequency, place and procedure of meetings. The Parties, through their designated IP leads, will alternate in calling meetings and preparing and circulating an agenda in advance of each meeting of the Joint IP Committee and will also alternate in preparing and circulating meeting minutes of each meeting of the Joint IP Committee. [***]
4.3Alliance and Project Managers
Each of the Parties will appoint a project manager (the "Project Manager") who shall be responsible for implementing and coordinating activities and facilitating the exchange of information between the Parties. Each of the Parties will also appoint a single individual to ensure clear and responsive communication between the Parties and the effective exchange of information (each, an "Alliance Manager"). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers will attend any JSC meetings. Alliance Managers will be non-voting participants in all JSC meetings that they attend; provided, however, that an Alliance Manager may bring any matter to the attention of the JSC if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party will designate its initial Alliance Manager promptly after the Effective Date and each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Alliance Manager will also: (a) be the point of first referral in all matters of conflict resolution; and (b) identify and bring disputes to the attention of the JSC in a timely manner.

4.4Additional Participants
With the consent of the other Party, not to be unreasonably withheld, conditioned, or delayed, other employees of either Party or any of its Affiliates involved in the Development, Manufacturing or Commercialization of any Licensed Products may attend meetings of the JSC as non-voting participants. In addition, with the consent of each Party, consultants, representatives, or advisors involved in the Development, Manufacturing or Commercialization of any Licensed Products may attend meetings of the JSC as non-voting observers; provided, however, that such Third Party participants and observers are under written obligations of confidentiality and non-use applicable to the Confidential Information of each Party that are at least as stringent as those set forth in Section 10.1 (Confidentiality).
4.5Decision-Making
(a)Committee Decisions
Each Party's representatives on the JSC will[***] on all matters brought before such committee for a decision by consensus. The JSC will make decisions as to matters within its jurisdiction by unanimous vote, which vote may either be reflected in the minutes of the committee meeting or by written consent signed by the chairperson or his or her designee identified in writing. No vote will be binding on either Party unless each Party has [***] members of JSC as representatives in attendance.
(b)Escalation
In the event the JSC is unable to reach a decision by unanimous consensus, at the election of either Party, such Party may refer any other matters requiring the approval of the JSC to the Party's Executive Officer. The Executive Officers will use good faith efforts to resolve any such disagreement so referred to them as soon as practicable, and any final decision that the Executive Officers agree to in writing will be conclusive and binding on the Parties. If the Executive Officers are unable to resolve any disagreement so referred within a period of [***] days after such matter is referred to them (or such longer period as the Executive Officers may agree upon), then (i) BioNTech will have final decision-making authority with respect to the final resolution of any disagreement requiring the approval of the JSC regarding activities in the Territory, all Global Trials, the Global CDP, the Joint CDP; [***] (ii) subject to Section 4.5(b)(i) above, Biotheus will have final decision-making authority with respect to the final resolution of any disagreement requiring the approval of the JSC regarding activities in the Retained Territory; and (iii) each Party will have final say in relation to the matters which such Party has final control over in Article 9 (Intellectual Property); PROVIDED THAT (A) both Biotheus and BioNTech shall conduct all Development and other Exploitation of the Licensed Products in the Retained Territory in accordance with the Global CDP and the Global Commercialization Strategy; [***].
4.6General Authority
The JSC and Alliance Manager will have solely the powers expressly assigned to them in this Article 4 (Governance) and elsewhere in this Agreement. In conducting themselves on the JSC and as Alliance Managers, and in exercising their rights under this Article 4 (Governance), all representatives of each Party will consider diligently, reasonably and in good faith all input received from the other Party, and will use good faith efforts to reach unanimity, where required, on all matters before them. Notwithstanding anything to the contrary set forth in this Agreement, the JSC will not have the right to make any decisions:
(a)to amend or modify this Agreement, or waive compliance with this Agreement;
(b)in a manner that excuses such Party from any obligation specifically enumerated under this Agreement;
(c)in a manner that negates any consent right or other right specifically allocated to the other Party under this Agreement;
(d)to resolve any dispute involving the breach or alleged breach of this Agreement;
(e)to resolve a matter if the provisions of this Agreement specify that agreement of the Parties, including consent of each Party, is required for such matter;
(f)in a manner that the other Party reasonably believes would require such other Party to perform any act that would cause such Party to violate any Applicable Law or the requirements of any Regulatory Authority, or otherwise breach any of its obligations hereunder; or
(g)otherwise expand the rights or reduce the obligations of either Party under this Agreement.
5DEVELOPMENT AND COMMERCIALIZATION
5.1Responsibilities
(a)Global Commercialization Strategy
BioNTech shall prepare and have final say with regard to (including all updates thereto) a global commercialization strategy relating to the Commercialization of Licensed Products on a worldwide basis on the overall global branding (which is only applicable if the Parties agree to global branding), marketing, communication, positioning and medical strategies for Licensed Products, a description of any global level programs to be conducted and pricing guidelines and policy with respect to the Licensed Products ("Global Commercialization Strategy"). [***] BioNTech shall provide Biotheus with its draft Global Commercialization Strategy and any draft amendments thereto sufficiently in advance of the proposed adoption to afford Biotheus a reasonable opportunity to review and comment on the drafts and shall consider Biotheus’ comments and suggestions in good faith and shall incorporate any local requirements required by Applicable Law for the Retained Territory. Each Party will comply with the Global Commercialization Strategy in Commercializing Licensed Products in the Territory or the Retained Territory, as applicable. Notwithstanding the foregoing, Biotheus shall not be bound by any provisions in the Global Commercialization Strategy (as may be amended and supplemented) that are related to [***] of the Licensed Products in the Retained Territory.
(b)Formation of Joint Commercialization Working Group
The Parties will form a joint commercialization working group ("JCWG"). The working group will provide a forum for the Parties to coordinate Commercialization activities in relation to Licensed Products as between the Territory and the Retained Territory, for BioNTech to provide any updates to Biotheus with regards to the Global Commercialization Strategy, and for Biotheus to provide any updates to BioNTech on its Commercialization activities in the Retained Territory to as to demonstrate consistency with the Global Commercialization Strategy. The JCWG will consist of an equal number of representatives from each Party having experience in the Commercialization of pharmaceutical products. The JCWG will meet [***] or at such other frequency as the JCWG shall agree.
(c)Responsibilities in the Territory
Subject to the terms of this Agreement, BioNTech, either on its own or through Affiliates or Third Parties, shall have sole discretion over, and the sole right and responsibility for, at its sole cost and expense, the Development, Manufacture and Commercialization of Licensed Products in the Territory. Subject to Section 4.5 (Decision-Making), as between BioNTech and Biotheus, BioNTech shall have the sole decision-making authority for the operations, Development, Manufacture and Commercialization strategies and decisions, including funding and resourcing, related to the Development, Manufacture and Commercialization of Licensed Products in the Territory.
(d)Responsibilities in the Retained Territory
Subject to the terms of this Agreement, Biotheus, either on its own or through Affiliates or Third Parties, shall have sole discretion over, and the sole right and responsibility for, at its sole cost and expense, the Development, Manufacture and Commercialization of Licensed Products in the Retained Territory. Subject to Section 4.5 (Decision-Making), as between BioNTech and Biotheus, Biotheus shall have the sole decision-making authority for the operations, Development, Manufacture and Commercialization strategies and decisions, including funding and resourcing, related to the Development, Manufacture and Commercialization of Licensed Products in the Retained Territory.

5.2Diligence Obligation
BioNTech shall use Commercially Reasonable Efforts to [***].
5.3Clinical Development Plans
(a)Global CDP
The Parties will agree in the JSC on a detailed clinical development plan (including any preclinical studies required to support clinical development activities) for any globally conducted trials for Licensed Products that recruit patients from both the Territory and the Retained Territory (the “Global Trials”), including a budget for development and manufacturing costs (the “Global CDP”). BioNTech shall propose the draft of Global CDP to the JSC within [***] Business Days after the Effective Date and the Global CDP will be amended with new data/information as appropriate; [***]. An outline of the Global CDP is set out in Schedule 1. Pursuant to the Global CDP, [***] will be responsible for recruiting from the Retained Territory [***] of the total number of patients proposed for the applicable Global Trial, PROVIDED THAT such percentage may be adjusted by agreement of the Parties if required by a relevant Regulatory Authority. Any Global Trial will be run by or on behalf of BioNTech and BioNTech will be the regulatory sponsor of any Global Trial. Each Party will bear the costs associated with the conduct of any Global Trial in its respective territory, meaning that [***] shall bear the costs of recruiting from the Retained Territory [***] of the total number of patients for a Global Trial as set out in this Section 5.3(a) (Global CDP) (or, if applicable, any adjusted percentage agreed between the Parties if required by a relevant Regulatory Authority). [***] For clarity, Biotheus shall not be obligated to bear any costs or expenses of any Global Trials save as expressly contemplated by this Section 5.3(a) (Global CDP) (unless otherwise agreed between the Parties).
(b)Joint CDP
Subject to Biotheus’ then-current capacity, the Parties will agree in the JSC on a detailed clinical development plan for any trials for Licensed Products to be conducted by Biotheus on BioNTech’s behalf at BioNTech’s cost that recruit patients from the Territory (the “Joint Trials”), including a budget for development and manufacturing costs (the “Joint CDP”). Such Joint CDP will be agreed between the Parties within two [***] after the Effective Date and will be amended from time to time. An outline of the [***]. The Joint CDP will include: (a) the principal Development objectives to be undertaken, (b) the specific activities to be performed by Biotheus and any activities to be performed by BioNTech, and (c) the estimated timelines and a budget for expected Internal Costs and estimated External Expenses for the performance of such activities by Biotheus. Biotheus will provide BioNTech with updates on material developments (including preclinical and clinical Development activities), findings and issues as soon as they arise in respect of activities undertaken by Biotheus pursuant to the Joint CDP in addition to regular updates in writing at least [***] on activities completed and progress made under such plan. Biotheus shall also provide with each update to BioNTech all data and results generated in carrying out the activities under the Joint CDP since the last update and shall make available Biotheus personnel to discuss such data and results. Any Joint Trial will be run by Biotheus on behalf of BioNTech and BioNTech will be the regulatory sponsor of any Joint Trial. The costs of such Joint Trials will be borne by BioNTech in accordance with Section 5.3(d) (Eligible Development Costs for the Joint CDP).
(c)Changes to Global CDP and Joint CDP
The JSC shall review the Global CDP and the Joint CDP as appropriate and shall update the plan accordingly. Either Party may suggest to the JSC modifications to the Global CDP and the Joint CDP which modifications will be reviewed and agreed by the JSC. If the JSC cannot reach consensus with respect to changes to the Global CDP and the Joint CDP within [***] days of updates thereto being proposed to the JSC, subject to the restriction set forth in Sections 4.5(b) (Escalation) and 5.3(a) (Global CDP), BioNTech shall have final say with regard to setting the content of such Global CDP and the Joint CDP.

(d)Eligible Development Costs for the Joint CDP
Subject to the provisions of Section 7.1(b) (Supplies of PM8002 Licensed Products for Global CDP and Joint CDP), BioNTech will be responsible for the Eligible Development Costs incurred by Biotheus in the performance of Joint CDP Activities allocated to Biotheus under the Joint CDP, unless agreed otherwise by the Parties. BioNTech shall reimburse Biotheus for such Eligible Development Costs incurred in accordance with the budget set out in the Joint CDP by quarterly payments in arrears. BioNTech shall have no obligation to reimburse Biotheus for Eligible Development Costs incurred by Biotheus that are not included in the budget set out in the Joint CDP. Biotheus shall submit invoices for Eligible Development Costs to BioNTech at [***] and BioNTech shall make payment for Eligible Development Costs within [***] days following the receipt of an undisputed invoice from Biotheus. Each such invoice shall be accompanied by reasonable supporting documentation with respect to the Eligible Development Costs included in such invoice.
(e)Eligible Development Costs for the Global CDP
Subject to the provisions of Section 7.1(b) (Supplies of PM8002 Licensed Products for Global CDP and Joint CDP), each Party will bear the Eligible Development Costs incurred in carrying out the Global CDP Activities in its respective territory, which in the case of Biotheus shall include the costs of recruiting patients from the Retained Territory for a Global Trial as set out in Section 5.3(a) (Global CDP).
(f)BioNTech Right to Carry out Activities
BioNTech shall have the right but not the obligation to carry out any Joint CDP Activities or Global CDP Activities that are allocated to Biotheus if Biotheus fails to carry out such Joint CDP Activities or Global CDP Activities in accordance with the Joint CDP or Global CDP and the terms of this Agreement. In such circumstances BioNTech shall have no obligation to reimburse Biotheus for the Eligible Development Costs incurred by Biotheus for the activities which Biotheus failed to carried out in accordance with the Joint CDP or Global CDP and the terms of this Agreement.

5.4Conduct of Global CDP and Joint CDP Activities
(a)Following the Effective Date, BioNTech will take over as regulatory sponsor with respect to any Clinical Trials with respect to Licensed Products ongoing as at the Effective Date in the Territory. The Parties will discuss and agree the timing and process for such transfer via the JSC.
(b)Each Party will ensure that it allocates the appropriate number of suitably qualified staff to carry out the Global CDP Activities and Joint CDP Activities. All communications in respect of the Global CDP Activities and Joint CDP Activities will be carried out in English.
(c)Each Party will execute (itself or through its Affiliates or any subcontractor) the Global CDP Activities and Joint CDP Activities allocated to it set forth therein in accordance with the Global CDP and Joint CDP to achieve the objectives in the Global CDP and Joint CDP as applicable.
(d)Each Party: (a) will comply with all Applicable Laws in the performance of work under this Agreement and the Global CDP and Joint CDP and shall ensure that its Affiliates and subcontractors (as applicable) execute any Global CDP Activities and Joint CDP Activities on such Party's behalf under this Agreement and the Global CDP and Joint CDP in compliance with all Applicable Laws, and (b) shall, and shall procure that its Affiliates and subcontractors (as applicable), undertake the Global CDP Activities and Joint CDP Activities in good scientific manner and using appropriately skilled personnel. Without limiting the foregoing or any other provision of this Agreement, if a relevant Regulatory Authority finds (via an inspection or otherwise) that Biotheus, its Affiliates or subcontractors are not complying with the requirements of this Section 5.4(d) (Conduct of Global CDP and Joint CDP Activities) then the Parties shall via the JSC discuss and agree a remediation plan and Biotheus shall follow such plan so as to cure any non-compliance.
(e)Each Party will maintain laboratories, offices, and all other facilities at its own expense and risk necessary to carry out its responsibilities under the Global CDP and Joint CDP. Each Party agrees to make its employees reasonably available at their respective places of employment to consult with the other Party on issues arising during the performance of any Global CDP Activities and Joint CDP Activities. BioNTech and Biotheus will cooperate with each other in carrying out the Global CDP and Joint CDP.
5.5Clinical Trials in the Territory and Combination Trials
Biotheus may not conduct any Clinical Trials or other studies in relation to the Licensed Products in the Territory except pursuant to the Joint CDP or as set out in this Section 5.5 (Clinical Trials in the Territory and Combination Trials). [***]
5.6Data Sharing
To the extent permitted under Applicable Law, each Party hereby grants to the other Party (and its Affiliates and their respective licensees (in case of Biotheus) or Sublicensees (in case of BioNTech)), [***] the right to access the clinical and non-clinical data Controlled by that Party or its Affiliates and to cross-reference such data in the Regulatory Fillings of the other Party or any of its Affiliates and their respective licensees (in case of Biotheus) or Sublicensees (in case of BioNTech) in the other Party’s territory. [***] where Biotheus uses the clinical data generated by or on behalf of BioNTech in an Opted-Out Trial in Biotheus’ Regulatory Filings with the Regulatory Authorities in the Retained Territory for the purpose of obtaining Regulatory Authorizations of a Licensed Product for the Opted-Out Indication with respect to such Opted-Out Trial, then such use by Biotheus shall be subject to reimbursement of [***] of BioNTech's costs incurred for generating such clinical data in an Opted-Out Trial for the relevant Opt-Out Indication, calculated in accordance with Section 5.3(e) (Eligible Development Costs for the Global CDP) multiplied by [***]. For the purpose of this Section 5.6 (Data Sharing), if BioNTech proposes to conduct a Global Trial for a given Indication and Biotheus does not share in the costs of such trial in accordance with Section 5.3 (Clinical Development Plans), then such Clinical Trial is an “Opted-Out Trial” and such Indication is an “Opted-Out Indication”. If any BioNTech Background IP or BioNTech Foreground IP is incorporated in the Licensed Products Developed under the Global CDP in which Biotheus shares in the costs under such Global CDP in accordance with Section 5.3 (Clinical Development Plans) above, (a) BioNTech hereby grants to Biotheus a non-exclusive, sublicensable (through multiple tiers), [***] under such BioNTech Background IP or BioNTech

Foreground IP that is so incorporated by or on behalf of BioNTech; and (b) at Biotheus’ request, BioNTech shall promptly transfer or cause its contractor(s) to transfer to Biotheus or its designated Third Party contractor all Know-How within such BioNTech Background IP or BioNTech Foreground IP, in each case (a) and (b) for the sole purpose of Biotheus Exploiting such Licensed Products in the Retained Territory.
5.7Reporting
(a)Activities in the Territory
BioNTech agrees to keep Biotheus reasonably updated regarding BioNTech's material Development activities in the Territory with respect to each Licensed Product by providing [***] written updates in the JSC in accordance with Article 4 (Governance) and following dissolution of the JSC, to Biotheus [***] on a Licensed Product-by-Licensed Product basis a written summary of Development activities in the Territory carried out by BioNTech in [***] since the date of the last update. Such reports shall be the Confidential Information of BioNTech.
(b)Activities in the Retained Territory
Biotheus agrees to keep BioNTech reasonably updated regarding Biotheus' material Development activities in the Retained Territory with respect to each Licensed Product by (i) providing [***] written updates in the JSC in accordance with Article 4 (Governance) and following dissolution of the JSC, to BioNTech [***] in each [***] on a Licensed Product-by-Licensed Product basis a written summary of Development activities in the Retained Territory carried out by Biotheus in [***] since the date of the last update; (ii) submitting draft clinical development plans (including designs and protocols for proposed Clinical Trials) for comment by BioNTech in advance of commencing any clinical Development activities in respect of Licensed Products in the Retained Territory and considering in good faith any comments received from BioNTech; and (iii) promptly providing to BioNTech the results (including interim results) of any Clinical Trials relating to Licensed Products conducted by or on behalf of Biotheus in the Retained Territory. Such reports shall be the Confidential Information of Biotheus.

5.8Cooperation
The Parties will collaborate in good faith to achieve smooth coordination and alignment between the Parties' Development and Commercialization activities with respect to Licensed Products in their respective territories subject and pursuant to the Global Commercialization Strategy.
6REGULATORY AFFAIRS
6.1Regulatory Filings
(a)Regulatory Filings in the Territory
Promptly upon request from BioNTech, Biotheus shall transfer all existing INDs relating to the Licensed Products in the Territory to BioNTech, along with all information and data required to support and maintain such INDs. Prior to such transfer of such INDs, Biotheus will maintain and manage such INDs in accordance with any written instructions received from BioNTech. In addition, until all existing INDs relating to the Licensed Products in the Territory have been transferred to BioNTech, Biotheus shall on written request from BioNTech file new INDs relating to the Licensed Products in the Territory in Indications specified by BioNTech. Promptly upon written request from BioNTech, Biotheus shall transfer all such new INDs to BioNTech, along with all information and data required to support and maintain such new INDs. Prior to such transfer of such new INDs, Biotheus will maintain and manage such new INDs in accordance with any written instructions received from BioNTech. BioNTech shall bear and reimburse Biotheus for all External Expenses incurred by or on behalf of Biotheus in connection with maintenance or management of such INDs relating to the Licensed Products in the Territory (including External Expenses approved in advance in writing by BioNTech and incurred for filing of new INDs at BioNTech’s request) on or following the Execution Date until completion of the transfers of INDs.
Save for the transitional measures set out immediately above, BioNTech shall own and shall be responsible for the preparation and submission of all Regulatory Filings for all Licensed Products in the Territory at its own cost and expense and in its own name, including all communications, meetings and inspections with the Regulatory Authorities, save that

Biotheus shall, at its own cost and expense, provide (and use its reasonable efforts to procure that its Third Party CMOs provide) to BioNTech such support and input as BioNTech may from time to time request in writing, as may be reasonably necessary in respect of the preparation, filing and maintenance of Regulatory Filings for or inspections by a Regulatory Authority in relation to a Licensed Product in the Territory, including providing all documents, reports or other materials as may be necessary or useful for BioNTech or its Affiliates or their Sublicensees in dealing with such an inspection or preparing, filing and maintaining Regulatory Filings for the Licensed Products. Biotheus shall review and comment on any proposed material Regulatory Filings provided to it by BioNTech promptly and in good time before any deadlines and use Commercially Reasonable Efforts to assist BioNTech in its efforts to prepare and submit any Regulatory Filings to obtain, support, or maintain Regulatory Authorizations for any Licensed Product in the Territory; [***].
(b)Regulatory Filings in the Retained Territory
Biotheus shall own and shall be responsible for the preparation and submission of all Regulatory Filings for all Licensed Products in the Retained Territory at its own cost and expense and in its own name, including all communications, meetings and inspections with the Regulatory Authorities. The Parties shall discuss and co-operate with each other to ensure that such Regulatory Filings including but not limited to Regulatory Filings made to any cross-border data privacy regulators are made in sufficient time so that to the extent reasonably possible there are no delays to the ability of BioNTech to exercise its rights under the licenses granted to BioNTech by Section 3.1 (License Grants to BioNTech) of this Agreement, and that if there are delays they are minimised to the extent reasonably possible.
(c)Right of Reference
[***]
6.2PV Agreement
Within [***] days of the Effective Date, the Parties shall agree in good faith and execute a pharmacovigilance agreement to govern the exchange of safety data with respect to the PM8002 Licensed Compound and PM8002 Licensed Product. Following the PM8003 Option

Exercise Date or the Preclinical Multispecific Option Exercise Date, if BioNTech determines that a pharmacovigilance agreement should be executed between the Parties to govern the exchange of safety data with respect to the PM8003 Licensed Compound and PM8003 Licensed Product or a Preclinical Multispecific Licensed Compound and Preclinical Multispecific Licensed Product as applicable, BioNTech will notify Biotheus and the Parties shall agree in good faith and execute such agreement within [***] days following such notification.
6.3Data Privacy
If the Parties are going to share any patient data, patient records, safety data or other personal data, the Parties will transfer such data in accordance with Applicable Data Protection Law. To comply with the Applicable Data Protection Law, the Parties agree to enter into a separate data transfer agreement which sets out the data protection obligations of each Party including appropriate safeguards for cross-border transfers.
7MANUFACTURING AND TECHNOLOGY TRANSFER
7.1Manufacturing of PM8002 Licensed Products
(a)Prior to Technology Transfer of PM8002 Licensed Products
(i)As promptly as reasonably practicable following the Execution Date, Biotheus shall conduct or procure that its existing CMO [***] conduct the CMC development work and Manufacturing preparatory work for the PM8002 Licensed Product the scope of which is [***].
(ii)As promptly as reasonably practicable following the Execution Date and following discussion between the Parties and approval by BioNTech of the [***], Biotheus shall Manufacture and/or procure that [***] Manufacture a cGMP batch of PM8002 Licensed Product and carry out related activities the scope of which is [***], and [***] shall bear the costs of such work as listed on [***].

(iii)As promptly as reasonably practicable following the Execution Date, Biotheus shall conduct and/or procure that [***] conduct the [***] for the PM8002 Licensed Product the scope of which is [***], and [***] shall bear the costs of such work as listed on [***].
(iv)As promptly as reasonably practicable following the Qualification Date, Biotheus shall conduct and/or procure that [***] conduct the [***] activities for the PM8002 Licensed Product the scope of which is exclusively listed on [***], and the costs of such work shall be shared between the Parties [***] by [***] and [***] by [***].
(v)As promptly as reasonably practicable following the Qualification Date, at the request of BioNTech in writing, Biotheus will procure that [***] conduct the [***] activities for the PM8002 Licensed Product the scope of which is exclusively listed on [***], and [***] shall bear the costs in relation to such work carried out on behalf of BioNTech as listed on [***].
(vi)For clarity, if BioNTech requests Biotheus to conduct any work that is not expressly listed on Schedule 4 and Biotheus agrees to conduct such work, such work shall be conducted at [***] cost.
(vii)To the extent that any of the activities set out in [***] relate to drug product for PM8002 Licensed Products then such activities shall continue to be carried out at [***].
(viii)Following completion of Manufacturing Technology Transfer each Party shall [***] work in its respective territory.
(ix)[***] following the Effective Date, the Parties will negotiate and execute a manufacturing development and clinical supply agreement and quality agreement pertaining to PM8002 Licensed Product upon mutually agreed upon terms and conditions, pursuant to which Biotheus will Manufacture and supply BioNTech’s reasonable requirements for supply of PM8002 Licensed Product in the Territory for use in Clinical Trials. The Parties shall negotiate in good faith and enter into such agreement within [***] days of the Effective Date.
(b)Supplies of PM8002 Licensed Products for Clinical Trials
(i)From the Effective Date until successful completion of a Manufacturing Technology Transfer in respect of PM8002 Licensed Products pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), (A) Biotheus shall be responsible for having [***] complete the Manufacturing and release (it being understood that the release testing will be conducted first by Biotheus' qualified person, before BioNTech's qualified person conducts the final IMP release and BioNTech performs the sponsor release) of the PM8002 Licensed Products needed for the Global CDP and/or Joint CDP and/or any other Clinical Trials conducted by BioNTech in the Territory, as applicable; (B) BioNTech shall be responsible for reimbursing Biotheus' Cost of Goods without mark-up in connection with any PM8002 Licensed Product supplied to BioNTech under this Section 7.1(b) (Supplies of PM8002 Licensed Products for Global CDP and Joint CDP); and (C) for clarity, save for such Cost of Goods, Biotheus shall be responsible for bearing any other costs, fees or other sums associated with its existing CMO agreements. [***]
(ii)In respect of Global Trials, on a Global Trial-by-Global Trial basis the Manufacture of PM8002 Licensed Products for each Global Trial will take place at a single Manufacturing site. For Global Trials commenced prior to successful completion of a Manufacturing Technology Transfer in respect of PM8002 Licensed Products pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), Biotheus shall be responsible for having [***] complete the Manufacturing and release of PM8002 Licensed Products for such Global Trials at a single Manufacturing site in accordance with Section 7.1(b)(i) (Supplies of PM8002 Licensed Products for Clinical Trials) above. For clarity, drug substance of PM8002 Licensed Compounds is Manufactured by Biotheus or its applicable Affiliates at Biotheus’ location at Room 802-803, 8/F, Building A, Venture Outsourcing

Center, No.188 Tongsheng Road, Nantong City, Jiangsu Province, China and drug product of PM8002 Licensed Product is Manufactured by [***], in both cases, if approved and qualified by BioNTech for related manufacturing operations. For Global Trials commenced after successful completion of a Manufacturing Technology Transfer in respect of PM8002 Licensed Products pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), BioNTech shall be responsible for Manufacture of PM8002 Licensed Products for such Global Trials at a single Manufacturing site. In circumstances where BioNTech will be supplying Biotheus PM8002 Licensed Products for the purpose of a Global Trial pursuant to this Section 7.1(b)(ii) (Supplies of PM8002 Licensed Products for Clinical Trials), the Parties will negotiate and execute a manufacturing development and clinical supply agreement and quality agreement to cover such supply pursuant to which Biotheus will be responsible for reimbursing BioNTech's Cost of Goods [***] in connection with any PM8002 Licensed Products supplied to Biotheus under this Section 7.1(b)(ii) (Supplies of PM8002 Licensed Products for Clinical Trials).
7.2Manufacturing Technology Transfer for PM8002 Licensed Products
Promptly following the Effective Date (unless otherwise requested by BioNTech), Biotheus will, at its cost and expense, transfer and at BioNTech's request cause its designated Third Party Manufacturer of the PM8002 Licensed Products to transfer the Manufacturing process and analytical methods for PM8002 Licensed Products to BioNTech, including transferring: all Licensed Know-How (including the information set out in Schedule 4 (Manufacturing and CMC Information)) necessary or useful to enable BioNTech or its Affiliates (or a Third Party designated on BioNTech's behalf) to Manufacture such PM8002 Licensed Products and to replicate the processes employed by or on behalf of Biotheus (including Biotheus' Third Party manufacturers) ("Manufacturing Technology Transfer"). For clarity, (i) Biotheus will only bear the costs and expenses in connection with the Manufacturing Technology Transfer to [***] designated by BioNTech, and all and any costs and expenses in connection with the Manufacturing Technology Transfer to [***] shall be borne by [***]; and (ii) the foregoing costs and expenses to be borne by Biotheus shall mean [***]. Within [***] days after the Effective Date, the Parties shall initiate good-faith discussion on a technology transfer plan that will set out (a) the detailed activities and timelines required to achieve the Manufacturing Technology Transfer consistent with the Manufacturing Technology Transfer activities as set forth in [***], and (b) the on-site support and consultation to be provided by Biotheus, with a goal to adopt such technology transfer plan as soon as reasonably practicable following the Effective Date. The costs associated with the Manufacturing Technology Transfer borne by Biotheus shall include licensing and royalty payments, if any, due to Biotheus' existing cell line licensor and/or manufacturer under Biotheus' existing agreements regarding the Manufacture of PM8002 Licensed Products. If BioNTech desires to continue using in relation to the Manufacture of PM8002 Licensed Products the cell line licensed from [***] to Biotheus, BioNTech acknowledges that it will need to obtain a separate license from [***] for such purpose ("[***] License"). Biotheus will provide reasonable assistance to BioNTech to enable BioNTech to obtain such a [***] License and Biotheus shall reimburse BioNTech for any sums charged by [***] for the grant of such a license. For clarity, BioNTech shall be solely responsible for any and all payments (including but not limited to licensing and royalty payments) due to any cell line licensor and/or manufacturer that is not Biotheus’s existing cell line licensor (or its successor) and/or existing manufacturer (or its successor) and is designated or engaged by BioNTech. Biotheus will maintain in force its existing agreements with [***] as listed on Schedule 8B attached hereto with respect to the Manufacture of PM8002 Licensed Products until such time as the Manufacturing Technology Transfer has been completed in accordance with this Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products). In addition to the CMC documents, Biotheus shall provide BioNTech or its external service provider with the following samples (including but not limited): Reasonable amounts of MCB (Master Cell Bank) and WCB (Working Cell Bank), analytical reference standards, process intermediates and any other samples that are required for a successful technology transfer of the Licensed Products. If BioNTech obtains a [***] License pursuant to this Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), Biotheus agrees to provide reasonable assistance to BioNTech at Biotheus' cost to enable BioNTech to use the cell line to which such license relates including providing any letters of authorisation or assurances as to origin that BioNTech reasonably requests relating to any feed media for the cell line, and providing reasonable assistance to BioNTech for the purposes of responding to questions from any Regulatory Authority regarding any feed media for the cell line.
7.3Following Completion of Manufacturing Technology Transfer for PM8002 Licensed Products

Following the successful completion of the Manufacturing Technology Transfer pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), and subject to any agreement between the Parties for supply of PM8002 Licensed Products, as between the Parties, BioNTech either on its own or through Affiliates or a Third Party manufacturer on its behalf, will have sole discretion over, and the sole right and responsibility for, at its sole cost and expense, Manufacture in respect of PM8002 Licensed Products for the Territory, including all activities related to developing the process, analytics and formulation for the Manufacture of clinical and commercial quantities of PM8002 Licensed Products, the production, Manufacture, processing, filling, finishing, packaging, labelling, inspection, testing, receiving, holding and shipping of PM8002 Licensed Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, including process and cost optimization, process qualification and validation, commercial Manufacture, stability, in-process and release testing, quality assurance and quality control. Notwithstanding the foregoing, the Parties will reasonably co-operate in order to align their manufacturing process (and/or those of their CMOs) for PM8002 Licensed Products in their respective territories.
7.4Manufacturing of PM8003 Licensed Products and/or Preclinical Multispecific Licensed Products
From the PM8003 Option Exercise Date or the Preclinical Multispecific Option Exercise Date as applicable, the terms set out in Section 7.1 (Manufacturing of PM8002 Licensed Products), Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products) and Section 7.3 (Following Completion of Manufacturing Technology Transfer for PM8002 Licensed Products) will apply mutatis mutandis to the manufacture of the PM8003 Licensed Compound and the PM8003 Licensed Product or the Preclinical Multispecific Licensed Compound and the Preclinical Multispecific Licensed Product, as applicable.
7.5BioNTech Audit Rights
(i)For so long as Biotheus or its applicable Affiliate continues to Manufacture and supply any Licensed Product to BioNTech or to Manufacture any Licensed Product to be used in the Global Trials or Joint Trials, upon reasonable notice at least [***] days in advance of a proposed audit, during regular business hours and under obligations of confidentiality, BioNTech (or its designees) shall be entitled to audit (either in person, online or on paper) and qualify Biotheus and all subcontractors or Third Parties used by Biotheus to Manufacture any Licensed Product that is supplied to BioNTech or used in the Global Trials or Joint Trials under this Agreement including Biotheus, its Affiliates, or any of their respective C(D)MOs or any other Third Party involved in such activities, and any activities relating to the creation or storage of any cell bank in connection with the Licensed Product that is supplied to BioNTech, to assess compliance with the applicable cGMP requirements and contractual agreements including but not limited to EudraLex Vol. 4 Part IV, and applicable EudraLex Annex 1 parts, US FDA 21 CFR Parts 11, 210, 211, WHO/ICH/PIC/s Regulations and applicable quality agreements agreed between the Parties. If such audit by BioNTech identifies any material non-compliance by Biotheus (including via its subcontractors) or its Affiliates (including via its subcontractors) with any of the foregoing then Biotheus shall take, and shall require its Affiliates or subcontractors to take, remedial actions to cure such non-compliance, and if such material non-compliance is confirmed to be an uncured material breach on the part of Biotheus pursuant to Section 13.2(b) (Termination for Breach), then the provisions of Section 13.2(b) (Termination for Breach) shall apply. For clarity, any uncured failure to qualify on the part of Biotheus or [***] shall be deemed an alleged uncured material breach on the part of Biotheus pursuant to Section 13.2(b) (Termination for Breach) and the provisions of Section 13.2(b) (Termination for Breach) shall apply.
(ii)For so long as Biotheus or its applicable Affiliate continues to conduct activities assigned to it under the Global CDP or Joint CDP and/or any other activities relevant for Clinical Trials conducted by BioNTech in the Territory, as applicable, upon reasonable notice at least [***] days in advance of a proposed audit, during regular business hours and under obligations of confidentiality, BioNTech (or its designees) shall be entitled to audit (either in person, online or on paper) and qualify Biotheus and all subcontractors or Third Parties used by Biotheus to carry out activities under the Global CDP or Joint CDP and/or activities relevant for Clinical Trials conducted by

BioNTech in the Territory, as applicable, including (a) Biotheus, its Affiliates, or any of their respective CROs or any other Third Party involved in clinical Development activities, testing activities (including clinical and preclinical testing) and any other activities under the Global CDP or Joint CDP; and (b) any of Biotheus’ or its Affiliates’ clinical sites, as selected by BioNTech in its sole discretion, in each case of the foregoing (a) and (b), to assess compliance with all GxPs including but not limited to applicable cGCP requirements and all matters arising from any pharmacovigilance agreement agreed between the Parties pursuant to Section 6.2 (PV Agreement). If such audit by BioNTech identifies any material non-compliance by Biotheus (including via its subcontractors and clinical sites) or its Affiliates (including via its subcontractors and clinical sites) with any of the foregoing then Biotheus´ shall take, and shall require its Affiliates, subcontractors or clinical sites to take, remedial actions to cure such non-compliance, and if such material non-compliance is confirmed to be an uncured material breach on the part of Biotheus pursuant to Section 13.2(b) (Termination for Breach), then the provisions of Section 13.2(b) (Termination for Breach) shall apply.
(iii)In addition if BioNTech identifies any material non-compliance or failure to qualify on the part of any relevant Third Party pursuant to this Section 7.5 (BionTech Audit Rights) Biotheus shall at BioNTech's request terminate any agreement with such Third Party.
8FINANCIAL TERMS
BioNTech's payment obligations set out in the Article 8 (Financial Terms) are conditional on and subject to the completion of a successful audit by BioNTech to BioNTech’s reasonable satisfaction of, and at BioNTech’s discretion also qualification of, both Biotheus and [***] pursuant to Section 7.5(i) (BioNTech Audit Rights) (the date on which BioNTech is so satisfied being the "Qualification Date"). BioNTech shall commence such audit (which may be conducted by a Third Party acting for BioNTech) as soon as reasonably possible following the Execution Date but in no event later than [***], and shall notify Biotheus promptly in writing with the results of such audit and, as applicable, qualification following BioNTech's completion of the audit and, as applicable, qualification, both of which shall take place no later than [***].

If such audit or, as applicable, qualification, identify any non-compliance by Biotheus or [***], Biotheus shall take such steps or procure that [***] takes such steps to cure such non-compliance. If either Biotheus or [***] does not successfully complete such audit and, as applicable, qualification to BioNTech's reasonable satisfaction, BioNTech shall be entitled to terminate this Agreement without further liability pursuant to Section 13.2(a) (Termination for Convenience by BioNTech or Biotheus). If BioNTech does not complete such audit and, as applicable, qualification and notify Biotheus of the results thereof in writing on or before [***], Biotheus shall be entitled to terminate this Agreement without further liability pursuant to Section 13.2(a) (Termination for Convenience by BioNTech or Biotheus). For clarity, no payments shall be due from BioNTech to Biotheus under this Agreement unless and until the Qualification Date is achieved, except that if this Agreement is terminated as a whole by Biotheus pursuant to Section 13.2(a) (Termination for Convenience by BioNTech or Biotheus), then BioNTech shall reimburse Biotheus for [***] of any costs and expenses incurred by Biotheus in conducting the activities requested by BioNTech in writing pursuant to Section 7.1(a)(iii) (Prior to Technology Transfer of PM8002 Licensed Products). [***]
8.1Upfront Payment
BioNTech will pay to Biotheus a non-refundable (except as provided in this Agreement), non-creditable upfront payment of fifty five million United States Dollars ($55,000,000) (the "Upfront Payment"). The Upfront Payment shall become due and be paid by BioNTech to Biotheus no later than [***] days after BioNTech's receipt of an invoice from Biotheus, which invoice shall include the relevant PO number provided by BioNTech and be sent to BioNTech at [***]. Such invoice may be issued on or following the Qualification Date.
8.2Technology Transfer Payment
BioNTech will pay to Biotheus a payment of ten million United States Dollars ($10,000,000) ("Technology Transfer Payment") upon successful completion of the Manufacturing Technology Transfer for PM8002 Licensed Products pursuant to Article 7 (Manufacturing and Technology Transfer) provided that such sum may be reduced in accordance with the provisions of Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products). The Technology Transfer Payment shall become due and be paid by BioNTech to Biotheus no later than [***] days after BioNTech's receipt of an invoice from Biotheus, which invoice shall include the relevant PO number provided by BioNTech and be sent to BioNTech at [***]. Such invoice may be issued on or following the date the Manufacturing Technology Transfer for PM8002 Licensed Product is successfully completed pursuant to Article 7 (Manufacturing and Technology Transfer) as evidenced by a technology transfer report signed by the Parties (it being agreed and understood that the Parties shall sign such report if the successful completion of the Manufacturing Technology Transfer for PM8002 Licensed Products, as defined below, has occurred). For the purpose of this Section 8.2 (Technology Transfer Payment), the “successful completion of the Manufacturing Technology Transfer for PM8002 Licensed Products” shall mean [***]. Each Party shall use reasonable efforts to comply with any timelines agreed in the transfer plan.

8.3Development and Approval Milestone Payments for Licensed Products
Following the Effective Date, BioNTech will pay Biotheus the amounts set forth in Table 8.3 below (each a "Development Milestone Payment") no later than [***] days after receipt of an invoice from Biotheus (except that for the Development Milestone Payment for Development Milestone Event Number 1 in the table below, such payment shall be payable by BioNTech within [***] Business Days after receipt of an invoice from Biotheus, which invoice shall be issuable after [***]. An invoice shall be issuable by Biotheus after the first occurrence of each milestone event described below (each, a "Development Milestone Event") triggered by the first Licensed Product [***], to achieve such Development Milestone Event. BioNTech shall notify Biotheus in writing within [***] days of the achievement of each of the Development Milestone Events set forth in Table [***], whether the relevant milestone is achieved by BioNTech, its Affiliates or their respective Sublicensees. Irrespective of the number of

Licensed Products that has achieved a Development Milestone Event, the Development Milestone Payments shall be payable once only. [***]
For the purposes of Development Milestone Event 1 in the table below, [***].
[***]
8.4Sales Milestone Payments for Licensed Products
BioNTech will pay to Biotheus the amounts set forth in Table [***] below (each a "Sales Milestone Payment") no later than [***] days after receipt of an undisputed invoice from Biotheus, which invoice shall be issuable after the first achievement of each event described below (each a "Sales Milestone Event") triggered by [***]. BioNTech shall notify Biotheus in writing within [***] days of the end of the [***] in which the Sales Milestone Events set forth in Table [***] are achieved, whether the relevant milestone is achieved by BioNTech, its Affiliates or their respective Sublicensees. Irrespective of the number of Licensed Products that have achieved a Sales Milestone Event and how many times the same Sales Milestone Event is achieved, the Sales Milestone Payments shall be payable once only.
[***]
(a)Achievement of Multiple Sales Milestones
If two or more Sales Milestone Events are achieved in the same [***], then BioNTech will pay the Sales Milestone Payment in respect of the first such Sales Milestone Event to occur in that [***] when such milestone payment falls due, and the second Sales Milestone Event will be treated as having been achieved on the first day of the subsequent [***]. In the event that a further Sales Milestone Event occurs in that subsequent [***], such further Sales Milestone Event will be treated as having been achieved on the first day of the next [***], and so forth.

8.5Royalty Payments
(a)Royalty Rates for Licensed Products
Subject to the provisions of Section 8.5(b) (Adjustments to Royalties) and Sections 8.6 (Improved Licensed Products), 8.7 (PM8003 Licensed Products) or 8.8 (Preclinical Multispecific Licensed Products) in relation to Improved Licensed Products, PM8003 Licensed Products and/or Preclinical Multispecific Licensed Products, [***], BioNTech will pay to Biotheus tiered royalties based on annual Net Sales of a Licensed Product (on a Licensed Product-by-Licensed Product basis) by BioNTech and its Affiliates and its Sublicensees in a Calendar Year in the Territory during the Royalty Term for each such Licensed Product in such country at the rates set forth in Table [***] below. The royalty payments made pursuant to this Section 8.5(a) (Royalty Rates for Licensed Products), the "Royalties" and the rates set forth in Table [***], the "Royalty Rates".
[***]
(b)Adjustments to Royalties
(i)Biosimilar Products
[***]
(ii)Compulsory Licenses
[***]
(iii)Third Party Licenses
(A)If in the absence of a license from a Third Party to any Patent Rights, the Development, Manufacture or Commercialization of a Licensed Product by BioNTech, its Affiliates or its or their Sublicensees would infringe such Patent Rights controlled by a Third Party and BioNTech obtains or prior to the Effective Date has obtained a license to such

Third Party Patent Rights ("Additional Third Party Licenses"), BioNTech would be solely responsible for, as applicable, negotiating, obtaining and maintaining any such Additional Third Party Licenses but would not be obliged to do so.
(B)[***]
(C)Notwithstanding any provision to the contrary in this Agreement, Biotheus will remain solely responsible for the payment of any royalty, milestone, and other payment obligations, if any, due to Third Parties in connection with any agreement between Biotheus or its Affiliate relating to the Licensed IP including the Biotheus In-Licenses.
(iv)No Valid Claim
On a Licensed Product-by-Licensed Product and country-by-country basis, if there is no Valid Claim of a Licensed Patent Right Covering such Licensed Product in such country but such Licensed Product is still the subject of Regulatory Exclusivity in such country, then the Royalty Rates for Royalties due to Biotheus pursuant to Section 8.5(a) (Royalty Rates for Licensed Products) with respect to such Licensed Product in such country for such Calendar Quarter shall be reduced by [***].
(c)Cumulative Effect of Royalty Reductions
On a [***] basis, in no event will the royalty reductions for a Licensed Product permitted under Section [***] in relation to Improved Licensed Products, PM8003 Licensed Products and/or Preclinical Multispecific Licensed Products reduce the Royalties due to Biotheus for such Licensed Product pursuant to Section 8.5(a) (Royalty Rates for Licensed Products) in a country in a given [***] in the aggregate by [***] of the amount otherwise payable. In the event that BioNTech would, but for the restriction set forth in this Section 8.5(c) (Cumulative Effect of Royalty Reductions), have the right to reduce the Royalties due to Biotheus for a Licensed Product pursuant to Section 8.5(a) (Royalty Rates for Licensed Products) in a country in a

[***] under Section 8.5(a) (Royalty Rates for Licensed Products) to [***] then any such unused reduction may be carried forward and used as a credit in one or more future [***] for such Licensed Product in the same country, and such unused reduction shall be carried forward until such time as such unused credit has been exhausted [***].
8.6Improved Licensed Products
Following the date that the Improved Licensed Product Conditions are met, (a) the applicable remaining milestone(s) that have not previously been triggered by another Licensed Product but are triggered by an Improved Licensed Product and royalty payments payable for such Improved Licensed Product under Sections 8.3 (Development and Approval Milestone Payments for Licensed Products) and 8.5 (Royalty Payments for Licensed Products) above shall all be reduced by [***] of the sums otherwise payable in respect of such Improved Licensed Product; and (b) the applicable Sales Milestone Payments payable for such Improved Licensed Product under Section 8.4 (Sales Milestone Payments for Licensed Products) shall be reduced in proportion to the annual Net Sales of such Improved Licensed Product as a proportion of overall annual Net Sales of Licensed Products. For example, where there are two Licensed Products: Licensed Product A (a Bispecific Antibody in protein form) and Licensed Product B (a Bispecific Antibody in nucleotide form) and the annual Net Sales of both Licensed Products combined is $[***] with each Licensed Product contributing [***] of Net Sales then the $[***] Sales Milestone Payment that would otherwise be due pursuant to Section 8.4 (Sales Milestone Payments for Licensed Products) shall be reduced as follows:
[***]
    For clarity, no milestones that have previously been triggered by another Licensed Product pursuant to Section 8.3 (Development and Approval Milestone Payments for

Licensed Products) will be due a second time if such Improved Licensed Product achieves the relevant Milestone Event.
8.7PM8003 Licensed Products
Following the PM8003 Option Exercise Date, (a) the applicable remaining milestone(s) that have not previously been triggered by another Licensed Product but are triggered by a PM8003 Licensed Product and royalty payments payable for such PM8003 Licensed Product under Sections 8.3 (Development and Approval Milestone Payments for Licensed Products), 8.4 (Sales Milestone Payments for Licensed Products) and 8.5 (Royalty Payments for Licensed Products) above shall all be reduced by [***] of the sums otherwise payable in respect of such PM8003 Licensed Product. For clarity, no milestones that have previously been triggered by another Licensed Product pursuant to Section 8.3 (Development and Approval Milestone Payments for Licensed Products) will be due a second time if such PM8003 Licensed Product achieves the relevant Milestone Event.
8.8Preclinical Multispecific Licensed Products
Following the Preclinical Multispecific Option Exercise Date, (a) the applicable remaining milestone(s) that have not previously been triggered by another Licensed Product but are triggered by a Preclinical Multispecific Licensed Product and royalty payments payable for such Preclinical Multispecific Licensed Product under Sections 8.3 (Development and Approval Milestone Payments for Licensed Products), 8.4 (Sales Milestone Payments for Licensed Products) and 8.5 (Royalty Payments for Licensed Products) above shall all be reduced by [***] of the sums otherwise payable in respect of such Preclinical Multispecific Licensed Product. For clarity, no milestones that have previously been triggered by another Licensed Product pursuant to Section 8.3 (Development and Approval Milestone Payments for Licensed Products) will be due a second time if such Preclinical Multispecific Licensed Product achieves the relevant Milestone Event.
8.9Combinations with In-Licensed BioNTech Products
In the event that a milestone under Section 8.3 (Development and Approval Milestone Payments for Licensed Products) is triggered by (a) [***]; or (b) [***], then the respective milestone payment will be payable for such Licensed Product under Section 8.3 (Development and Approval Milestone Payments for Licensed Products) above shall be reduced [***] of the sums otherwise payable in respect of such Licensed Product; [***].
8.10Royalty Reports; Payments
Commencing on the First Commercial Sale of a Licensed Product and for so long as Royalties are due under this Agreement, no later than [***] days after the end of each [***], BioNTech will provide to Biotheus a written report (each, a "Royalty Report"), which Royalty Report will set forth: [***]. All Royalty Reports will be the Confidential Information of BioNTech. BioNTech will make all Royalty payments for each [***] no later than [***] days after receipt of an invoice from Biotheus, which invoice shall be provided promptly following the receipt by Biotheus of each Royalty Report from BioNTech pursuant to this Section 8.10 (Royalty Reports; Payments). [***]
8.11Other Payments
Subject to the terms and conditions of this Agreement, each Party will pay to the other Party any other undisputed amounts due under this Agreement no later than [***] days after receipt of the relevant invoice. [***]
8.12Records and Audits
(a)Books and Records
Each Party will (a) keep complete, true, and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including in relation to, Eligible Development Costs, Cost of Goods, and Net Sales of Licensed Products in sufficient detail to enable amounts owed or payable to the other Party hereunder to be determined; and (b) maintain such books and records for at least [***] following the [***] to which they pertain. Each Party (the "Auditing Party") may, upon written request, cause an internationally-recognized independent "Top Four" accounting firm (the "Auditor"), that is reasonably acceptable to the other Party (the "Audited Party") to inspect the relevant records of such Audited Party and its

Affiliates to verify the payments made and amounts reported by the Audited Party and the related reports, statements, and books of accounts, as applicable.
(b)Audit Procedure
Before beginning its audit, the Auditor will execute a written agreement acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit, which agreement will contain terms of non-disclosure and non-use no less stringent than those set forth in this Agreement. The Auditor will have the right to disclose to the Auditing Party only its conclusions regarding any payments owed under this Agreement. Each Party and its Affiliates will make their records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records will be reviewed solely to verify the accuracy of the Audited Party's Royalties and other payment obligations and compliance with the financial terms of this Agreement.
(c)Frequency; Overpayments and Underpayments
Such inspection right will not be exercised more than once in any [***] and not more than once with respect to records covering any specific period of time. In addition, the Auditing Party will only be entitled to audit the books and records of the Audited Party for the [***] prior to the [***] in which the audit request is made. The Auditing Party agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any Applicable Law or judicial order. The Auditor will provide its audit report and the conclusions of its determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. In the event that the final result of the inspection reveals an underpayment or overpayment by either Party, the underpaid or overpaid amount will be settled promptly. The Auditing Party will pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided, that if an underpayment of more than [***] of the total payments due hereunder for the applicable year is discovered, then the fees and expenses charged by the Auditor will be paid by Audited Party.
8.13Currency of Payment
All amounts to be paid pursuant to this Agreement will be paid in United States Dollars. When conversion of payments from any foreign currency is required to be undertaken by BioNTech, the United States Dollar equivalent will be calculated using BioNTech's then-current standard exchange rate methodology as applied in its external reporting for the conversion of foreign currency sales into United States Dollars.
8.14Late Fees
If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an [***] rate [***] of [***], such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
8.15Currency Restrictions
In the event that, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party to transfer, or have transferred on its behalf, payments owed to the other Party hereunder, such Party will promptly notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party or, if none is designated by the other Party within a period of [***] days, in a recognized banking institution selected by the transferring Party, as the case may be, and identified in a written notice given to the other Party.
8.16No Refunds; Offsets
Except as expressly set forth under this Agreement, all payments under this Agreement will be irrevocable, non-refundable, and non-creditable.

8.17Withholding Taxes
The Royalties, milestone payments, and other amounts payable by a Party to the other Party pursuant to this Agreement ("Payments") shall not be reduced on account of Taxes unless required by Applicable Law. The receiving Party alone shall be responsible for paying any and all Taxes (other than withholding Taxes required by Applicable Law to be paid by the paying Party) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Either Party (a "Withholding Party") shall deduct or withhold from the Payments due to the other Party (a "Non-Withholding Party") any Taxes that it is required by Applicable Law to deduct or withhold. If, however, the Non-Withholding Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, then it may deliver to the Withholding Party or the appropriate Governmental Authority (with the assistance of the Withholding Party to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Withholding Party of its obligation to withhold tax, and the Withholding Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, PROVIDED THAT the Withholding Party has received evidence, in a form reasonably satisfactory to the Withholding Party, of the Non-Withholding Party's delivery of all applicable forms prior to the time that the Payments are due and the respective approval from the authorities. If the Withholding Party withholds any Taxes from the Payments while the Non-Withholding Party is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, then the Withholding Party shall cooperate with the Non-Withholding Party with respect to any documentation required by the appropriate Governmental Authority or reasonably requested by the Non-Withholding Party to secure a reduction of the rate of, or the elimination of, the applicable Taxes withheld. Notwithstanding anything to the contrary contained herein, BioNTech’s reimbursement of the Eligible Development Costs shall not be deemed to be the Payments or subject to any deduction or withholding of Taxes.
8.18Indirect Taxes
Notwithstanding anything to the contrary contained in this Article 8 (Financial Terms) or elsewhere in this Agreement, the following shall apply with respect to Indirect Taxes. All Payments are stated exclusive of Indirect Taxes. If any Indirect Taxes are chargeable in respect of any Payments, then the paying Party shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by the receiving Party in respect of those Payments, such Indirect Taxes to be payable on the due date of the payment of the Payments to which such Indirect Taxes relate. The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, the Parties shall cooperate to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements. Biotheus shall provide any documents necessary for tax and customs clearance in a format as reasonably required and specified by BioNTech.
9INTELLECTUAL PROPERTY
9.1Ownership of Inventions
(a)Ownership
(i)Background IP
As between the Parties, and subject to the licenses granted under this Agreement, (i) BioNTech and its Affiliates shall solely own (or retain ownership of) all rights, title and interests in and to any of the BioNTech Background IP, (ii) Biotheus and its Affiliates shall solely own (or retain ownership of) all rights, title and interests in and to any of the Licensed IP and (iii) each Party or its Affiliates, as applicable, shall solely own (or retain ownership of) any other Know-How and Inventions that are developed by or on behalf of that Party outside and independently of the activities under this Agreement.
(ii)Foreground IP
Subject to Section 5.6 (Data Sharing), as between the Parties, [***].

(b)Disclosure
During the Term, each Party will promptly disclose to the other Party all Inventions that it develops or invents in the course of carrying out activities pursuant to the Joint CDP or Global CDP, whether solely or jointly with others (in any event, prior to the filing of any patent application with respect to such Inventions), including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates' employees, agents, or independent contractors relating thereto. Each Party will also respond promptly to reasonable requests from the other Party for additional information relating to such Inventions.
(c)Personnel Obligations
Each employee, agent, or independent contractor of a Party or its respective Affiliates or Sublicensees performing work under this Agreement will, prior to commencing such work, be bound by invention assignment obligations, including: (a) promptly reporting any invention, discovery, process or other Intellectual Property Rights; (b) presently assigning to the applicable Party all of his or her rights, title and interests in and to any invention, discovery, process, or other Intellectual Property Rights; (c) cooperating in the Prosecution and Maintenance and enforcement of any patent and patent application; and (d) performing all acts and signing, executing, acknowledging, and delivering any and all documents required for effecting the obligations and purposes of this Agreement. It is understood and agreed that such invention assignment agreement need not reference or be specific to this Agreement.
9.2Patent Prosecution.
(a)PM8002 Licensed Products
[***]
(b)PM8003 Licensed Products
[***]

(c)Preclinical Multispecific Licensed Products
[***]
(d)[***]
(e)[***]
(f)[***]
(g)[***]
(h)[***]
(i)[***]
9.3Patent Enforcement
(a)Notification
Each Party will promptly notify the other in the event of any actual, likely or suspected infringement of [***], including any Infringement that arises as a result of the making, using, offering to sell, selling, or importing of a product that would be competitive with a Licensed Product and that is Directed to the same Target as such Licensed Product (a “Competitive Infringement”). In addition, each Party will promptly notify the other in the event such Party becomes aware of any action by a Third Party for a declaration that any of the Product-Specific Patent Rights are not infringed or are invalid, or unenforceable. In all cases, each Party will provide any available evidence of such Infringement or other conduct with such notification.
(b)Infringement Actions
[***]

(c)Collaboration
Each Party will provide the other Party with reasonable assistance in the enforcement action brought under this Section 9.3 (Patent Enforcement), at the enforcing Party's request and expense, including to be named in such action if required by, or desirable under, Applicable Laws to pursue such action. The enforcing Party will keep the non-enforcing Party regularly informed of the status and progress of such enforcement efforts, will reasonably consider the non-enforcing Party's comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party will be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but will at all times cooperate with the enforcing Party in good faith.
(d)Expenses and Recoveries
The enforcing Party will be solely responsible for any expenses (including attorneys' fees and costs) incurred by the enforcing Party as a result of such claim, suit, or action. If the enforcing Party recovers monetary damages in such claim, suit, or action, then such recovery will be allocated first to the reimbursement of any expenses incurred by the enforcing Party in bringing suit and the reimbursement of any expenses incurred by the non-enforcing Party in such litigation, allocated in proportion to the amounts the Parties have incurred, and any remaining amounts shall be treated as Net Sales for the purposes of this Agreement.
9.4[***]
9.5Use of Trademarks
[***]
9.6Marking
Each Party shall, and shall cause its Affiliates and their Sublicensees to, mark the Licensed Products sold under this Agreement with the number of each issued and granted Licensed Patent Right that applies to the relevant Licensed Products if required by Applicable Law.

10CONFIDENTIALITY
10.1Confidential Information
(a)General
Each Party (the "Receiving Party") will maintain all Confidential Information disclosed to it or its representatives by or on behalf the other Party (the "Disclosing Party") in confidence during the Term of this Agreement and for a period of [***] years after the expiration or termination of this Agreement; provided that any Confidential Information of either Party that constitutes a trade secret will continue to be subject to the terms of this 10.1 (Confidentiality) in perpetuity, so long as such information remains a trade secret. Each Party will use all such disclosed Confidential Information of the Disclosing Party only to the extent necessary for purposes of this Agreement, including exercising the licenses and rights hereunder and will not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except as permitted under this Agreement. The Parties will agree a policy for managing trade secrets provided by a Party under this Agreement. Each Party will notify the other Party promptly on discovery of any unauthorized use or disclosure by a Party of the other Party's Confidential Information, including the other Party's trade secrets. Product-Specific Know-How is the Confidential Information of both Parties provided that (i) other than for the purposes permitted in Section 10.1(d) (Permitted Disclosures) below and Section 10.3 (Publications and Presentations) below, Biotheus shall not disclose the Product-Specific Know-How to a Third Party or otherwise publish the Product-Specific Know-How without the prior written consent of BioNTech and (ii) other than for the purposes permitted in Section 10.1(d) (Permitted Disclosures) below and Section 10.3 (Publications and Presentations) below, BioNTech shall not disclose the Product-Specific Know-How to a Third Party or otherwise publish the Product-Specific Know-How without the prior written consent of Biotheus.

(b)Confidential Information of Each Party
Except as otherwise specified in this Agreement, all information disclosed prior to the Execution Date pursuant to the Confidential Disclosure Agreement between the Parties dated [***] (the "Confidentiality Agreement") by Biotheus to BioNTech will be Confidential Information of Biotheus and by BioNTech to Biotheus will be Confidential Information of BioNTech. During the Term, Biotheus shall not disclose to a Third Party any Licensed Know-How that is specific to a Licensed Compound or Licensed Product without the prior written consent of BioNTech.
(c)Exceptions to Confidentiality
The following information will not be Confidential Information of the Disclosing Party and accordingly, the obligations of each Receiving Party imposed by Section 10.1(a) (General) will not apply to any such information that: (a) was known to the Receiving Party without an obligation to keep such information confidential prior to the Execution Date other than as a result of disclosure under any other agreement between the Parties, including the Confidentiality Agreement (as demonstrated by documentary evidence); (b) is or becomes generally available to the public through means other than an unauthorized disclosure by the Receiving Party, its Affiliates, or any of its agents to whom it or they disclosed such information; (c) was or subsequently is disclosed to the Receiving Party without restriction by a Third Party having a bona fide right to disclose such Confidential Information without breaching any obligation to the Disclosing Party; or (d) is developed independently by the Receiving Party without use of or reference to any of the Disclosing Party's Confidential Information.
(d)Permitted Disclosures
(i)General
Notwithstanding any provision to the contrary set forth in this Section 10.1 (Confidential Information), each Receiving Party may use and make disclosures of Confidential Information of the Disclosing Party: (i) to its Affiliates, and the Receiving Party's or its Affiliates' employees, directors, agents, consultants, or advisors, or actual or potential Sublicensees to the extent necessary for the potential or actual performance of its obligations or exercise of its licenses and other rights under this Agreement, in each case, who are under an obligation of confidentiality and non-use with respect to such information that is no less stringent than the terms of this Agreement; (ii) subject to Section 10.1(a) (General), to patent offices in any country in which Patent Rights are sought for purposes of filing and prosecuting any applications for any Patent Rights which may be filed in accordance with this Agreement or defending any such Patent Rights in challenges to the validity of such Patent Rights as contemplated by this Agreement; (iii) to Regulatory Authorities or Governmental Authorities as necessary to pursue Development, Commercialization, Manufacturing, Regulatory Filing, or Marketing Authorization of Licensed Products; provided, that such Confidential Information will be disclosed only to the extent reasonably necessary to do so, and where permitted, subject to confidential treatment; (iv) to the extent required to comply with Applicable Law or a court or administrative order, including of any national regulatory agency or listing authority; or (v) to any tax authority, in each case, to the extent applicable to such Party at such time; provided, however, that in respect of part (iv) the Party who is required to make such disclosure (A) provides the other Party with reasonable prior written notice, (B) coordinates with the other Party with respect to the wording and timing of any such disclosure and affords the other Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure, (C) if unsuccessful in its efforts pursuant to clause (B), takes all reasonable and lawful actions to obtain confidential treatment for such disclosure, and (D) discloses the minimum amount and scope of the Confidential Information necessary to comply with Applicable Law. Notwithstanding the foregoing, any Confidential Information so disclosed will remain subject to the terms of this Agreement.
(ii)Agreement
Solely with respect to the terms of this Agreement, either Party may disclose the terms of this Agreement to any bona fide actual or prospective acquirers,

underwriters, investors, lenders or other financing sources (including in connection with any royalty monetization transaction) and any bona fide actual or prospective licensors, Sublicensees, licensees, or strategic partners and to employees, directors, agents, consultants, and advisers of such Third Party, who are under an obligation of confidentiality with respect to such information that is no less stringent than the terms of this Agreement, and PROVIDED THAT such Confidential Information will be disclosed only to the extent reasonably necessary to evaluate the proposed transaction or perform its obligations or exercise its rights granted under the applicable agreement.
(e)Publicity
At a date to be agreed between the Parties following the Execution Date [***], Biotheus may issue a press release in the form agreed and set out in Schedule 9 (Biotheus Press Release). Except for the foregoing and as required by Applicable Law, legal process or stock exchange rules, Biotheus shall not issue a press or news release or make any similar public announcement related to the execution or terms of this Agreement, the conduct of Development activities or the Commercialization of Licensed Products without the prior written consent of BioNTech. For clarity, any such press or news release or similar public announcement by Biotheus shall take into account any comments or edits required by BioNTech as a condition of approval. BioNTech will in its discretion be entitled to make press or news releases or similar public announcements related to the conduct of Development activities or the Commercialization of Licensed Products in the Territory, provided that BioNTech shall provide Biotheus with a draft of such announcement in advance and shall consider any comments received from Biotheus in good faith. For clarity if [***] wishes to make such an announcement regarding the execution or terms of this Agreement [***] prior written consent shall be required. In the event of termination of this Agreement for any reason, if either Party intends to make a public announcement related to such termination or the public disclosure of such termination is required under the Applicable Law or the rules of a stock exchange on which the securities of either Party (or any controlling Affiliate of such Party) are listed (or to which an application for listing has been submitted), the Parties shall cooperate in good faith to coordinate public announcement or disclosure, if any, of such termination and the reasons therefor. The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law, the rules of the applicable stock exchange and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.
10.2No Use of Name
Subject to the terms of this Agreement, neither Party will use the name or Trademarks of the other Party in any promotional materials or advertising without the prior written consent of the other Party, except as provided under this Agreement or required by Applicable Law, in which case the Party disclosing such name or Trademarks will give advance notice of such use and otherwise comply with Section 11.3(a) (Compliance with Law). [***]
10.3Publications and Presentations
BioNTech shall have the sole right, either itself or through its Affiliates or Sublicensees, to present or publish the results of, or scientific information relating to, any activities under this Agreement PROVIDED THAT prior to the [***] the Parties will agree through the JSC on the content of any publications relating to the [***] and/or [***]. Biotheus shall not make any publication or presentation relating to a Licensed Compound or Licensed Product without the prior written consent of BioNTech. If, in accordance with the requirements and limitations of this Section 10.3 (Publications and Presentations), a Party desires to publicly present or publish results or scientific information relating to a Licensed Compound or Licensed Product which publication contains the Confidential Information of the non-publishing Party, prior to doing so, the publishing Party will provide non-publishing Party with drafts of proposed abstracts, manuscripts or summaries of presentations that include such results or information. The non-publishing Party will respond no later than [***] days after receipt of such proposed publication or presentation or such shorter period as may be agreed to by the Parties. The publishing Party will delay any such proposed publication or presentation for a period up [***] days after the non-publishing Party receives such proposed publication or presentation to permit the non-publishing Party to make filings for patent protection and will otherwise remove its Confidential Information identified by the non-publishing Party in such publication or presentation. The Parties agree to acknowledge the contributions of one another in accordance with standard academic practice regarding authorship of scientific publication.

Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial information and results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 10.3 (Publications and Presentations). [***] will provide such assistance as [***] may reasonably require to obtain any consent or permission that may be required in order to publish data that originates from [***].
11REPRESENTATIONS, WARRANTIES, AND COVENANTS
11.1Mutual Representations and Warranties
As of the Execution Date, Biotheus and BioNTech each hereby represents and warrants to the other as follows:
(a)Organization
It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
(b)Authorization
The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and will not violate (a) such Party's certificate of incorporation or bylaws (or equivalent charter or organizational documents), (b) any agreement, instrument or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law or regulations or court or administrative under, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Authority presently in effect applicable to such Party.

(c)No Inconsistent Obligation
It is not under any obligation, contractual, or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement or that will impede the diligent and complete fulfilment of its obligations hereunder.
(d)No Litigation
There is no action or proceeding pending or, to the knowledge of such Party, threatened that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement.
(e)Government Authorizations
All consents, approvals, and authorizations from all Governmental Authorities or other Third Parties required to be obtained by such Party in connection with this Agreement, including the grant of any licenses, have been obtained.
(f)Debarment
Neither such Party, nor any Affiliate of such Party, has been debarred by any Regulatory Authority, including under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), and the Drug Administration Law and the Human Genetic Resource Regulations in China, is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to 21 C.F.R. §312.70, and the Drug Administration Law and the Human Genetic Resource Regulations in China, has a disqualification hearing pending or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party's obligations under this Agreement.
11.2Additional Representations of Biotheus as of the Execution Date
As of the Execution Date, and as of the PM8003 Option Exercise Date and the Preclinical Multispecific Option Exercise Date (as applicable), Biotheus further represents and warrants to BioNTech, that, except as set forth in Schedule 2 (Exceptions to Representations and

Warranties) (which may be updated by Biotheus with respect to the PM8003 Licensed Compound and/or PM8003 Licensed Products or Preclinical Multispecific Licensed Compound and/or Preclinical Multispecific Licensed Products (as applicable) only upon written notice by Biotheus to BioNTech at any time after the Execution Date and prior to the PM8003 Option Exercise Date or Preclinical Multispecific Option Exercise Date (as applicable), provided that any such updates may relate solely to matters that have arisen in the period following the Execution Date):
(a)Licensed Patent Rights
Schedule 3 sets forth a complete and accurate list of all Licensed Patent Rights in existence as at the Execution Date, all of which are owned or Controlled by Biotheus. Biotheus and its Affiliates have not committed, and to the knowledge of Biotheus no Third Party has committed, any act, or omitted to commit any act, that may cause the Licensed Patent Rights to expire prematurely or be declared invalid or unenforceable, and all application, registration, maintenance and renewal fees in respect of the Licensed Patent Rights have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Licensed Patent Rights set forth in Schedule 3.
(b)Licensed Know-How and Trade Secrets
Biotheus and its Affiliates have maintained in confidence and have not disclosed to any Third Party the Licensed Know-How, except under terms which require any such Third Party to keep the Licensed Know-How confidential.
(c)Biotheus Inventions and Assignments
With respect to any Licensed IP owned by Biotheus, (a) Biotheus and its Affiliates have obtained from all individuals who contributed to the conception or reduction to practice thereof, effective assignments of all ownership rights of such individuals in such Licensed IP, either pursuant to written agreement or by operation of law, (b) all of its employees, officers, and consultants have executed agreements or have existing obligations under Applicable Law requiring assignment to Biotheus or its Affiliates, as applicable, of all inventions made prior to the Execution Date, and no officer or employee of Biotheus or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensed IP to any Third Party, and (c) the conception, development, and reduction to practice of any such Licensed IP has not constituted or involved the misappropriation of any trade secrets or other rights or property of any Person.
(d)License to BioNTech
Biotheus has the right and authority to: (a) grant to BioNTech and its Affiliates the licenses under the Licensed IP that Biotheus grants to BioNTech in accordance with the terms and conditions of this Agreement; and (b) use, disclose and Exploit, and to enable BioNTech and its Affiliates to use, disclose and Exploit the Licensed IP in accordance with the terms and conditions of this Agreement.
(e)No Biotheus Infringement
There is no pending action or proceeding alleging that the use of the Licensed IP infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Third Party, and there is no pending action or proceeding alleging that the use of the Licensed IP as contemplated under this Agreement infringes, misappropriates, or otherwise violates any Intellectual Property Rights of any Third Party.
(f)No Third Party Infringement
To the knowledge of Biotheus, no Patent Right or trade secret right owned or controlled by a Third Party will be infringed or misappropriated by the performance of the Global CDP Activities or Joint CDP Activities or the Exploitation of the Licensed Products, in each case, in accordance with this Agreement, nor has Biotheus or its Affiliates received in writing any notice alleging such infringement or misappropriation.

(g)No Claims
There are no claims, judgments, or settlements against or amounts with respect thereto owed by Biotheus or any of its Affiliates relating to the Licensed Product or Licensed IP.
(h)Biotheus In-Licenses
As of the Execution Date, there are no agreements or other arrangements to which Biotheus or its Affiliates are a party that could be a Biotheus In-License except the [***] License. Biotheus is not a party to any agreement or arrangement containing terms that conflict with or would prevent Biotheus from performing its obligations and granting the rights set out in this Agreement.
(i)[***] IP
No background intellectual property of [***] has been used in the development of the Licensed IP or Licensed Products. Biotheus has paid all outstanding fees to its CMOs including [***] pursuant to the [***] between Biotheus and [***].
(j)No Government Funding
The preclinical and clinical development of the Licensed Products was not carried out and all inventions claimed or Covered by the Licensed IP were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by a government or any agency thereof or public institution such as the Chinese Academy of Sciences that would entitle any government or governmental agency or public institution to claim any ownership right or interest in the Licensed Products or the Licensed IP.
(k)Compliance with Applicable Law
The pre-clinical and clinical development by or on behalf of Biotheus of Licensed Products has been carried out in accordance with Applicable Law and there are no pending or concluded inquiries, investigations, or proceedings by any Regulatory

Authority or Governmental Authority or public institution in relation to Licensed Products.
(l)Clinical Trials
Biotheus and its Affiliates are not aware of any adverse event or other safety issue in relation to a Licensed Product arising from the conduct of the Clinical Trials that have been conducted or are in the process of being conducted in relation to Licensed Products as at the Execution Date. Biotheus has disclosed to BioNTech all data and information arising from such trials. Biotheus and its Affiliates have not received any notice of any actual or potential claim, proceedings or other dispute arising out of or relating to such Clinical Trials.
(m)Accuracy of information
All information provided by Biotheus to BioNTech in writing for due diligence purposes in relation to and in contemplation of this Agreement is accurate in all material respects. Without limiting the foregoing, Biotheus has disclosed to BioNTech and made available to BioNTech for review all material data, and all other material information relating to the Licensed IP and to Licensed Products that is in the possession and Control of Biotheus or its Affiliates.
(n)Financial Position
Biotheus and its Affiliates (a) are solvent, (b) have sufficient financial resources to conduct its business in the ordinary course, meet all of its debts and financial obligations, and have no reasonable basis on which to expect that its operations may be impaired by financial instability or insolvency, and (c) shall take no actions during the Term of this Agreement that would materially impair its financial ability to meet its obligations hereunder, or otherwise materially impairing its ability to meet its debts and financial obligations in the ordinary course.
(o)Export Restrictions

The are no Applicable Laws (including pursuant to the Export Control Law of the People's Republic of China, Administrative Measures for the Import and Export Permits of Dual-use Items and Technology, Administrative Regulations of the People's Republic of China on Technology Import and Export (Revised in 2020) and the Human Genetic Resources regulation in China) that will materially restrict Biotheus' ability to comply with the terms of this Agreement including with respect to the transfer to BioNTech of the Licensed IP and any materials that are to be supplied by Biotheus to BioNTech. And, to the extent required by Applicable Laws, Biotheus has obtained or will obtain at the time of transfer all clearances, authorizations and/or consents required for transferring all Licensed IP and materials to BioNTech under the applicable technology and data reporting control laws in the Territory, including a filing in the Retained Territory under the Administrative Measures for the Registration of Technology Import and Export Contracts, if applicable.
11.3Compliance Covenants
Each of BioNTech and Biotheus covenant to the other as follows:
(a)Compliance with Law
It will, and will ensure that its Affiliates will, comply with all Applicable Law in connection with the performance of its and its Affiliates' activities under this Agreement, including Applicable Data Protection Law. In addition Biotheus will implement and maintain an internal control and compliance management program designed to effectively prevent and detect wrongdoing by employees and the management of Biotheus that is suitable for a Chinese biotech company of comparable size.
(b)No Inconsistent Obligations
It will not, and will ensure that its Affiliates will not, take any action or enter into any agreement with any Third Party that conflicts with or in any way diminishes the rights granted to the other Party under this Agreement.

(c)No Bribery
It will not undertake any activities which will result in a violation of any Applicable Laws, regulations, and applicable industry and professional codes, including but not limited to applicable local and extraterritorial anti-bribery, anti-corruption and anti-money laundering laws (collectively "Prohibited Conduct") in connection with the performance of any activities under this Agreement. In particular, each Party agrees that during the course of the performance of activities under this Agreement, it (i) shall not make any offer, payment, or promise to pay money or provide anything of value to a Government Official (as defined below) or any other individual and/or legal entity whether directly or indirectly, for the purpose of improperly influencing any act and/or decision of, and/or for securing any improper advantage; (ii) shall not accept, receive, agree to accept and/or receive a payment and/or anything of value from any individual for undue favorable treatment in obtaining, retaining, and/or directing business for, and/or to obtain any undue special concession on behalf of the other Party; (iii) shall not facilitate any payments to any Government Official to expedite a routine government action and/or other official act. All transactions and expenses incurred by a Party on behalf of the other Party shall be accurately recorded and maintained in the incurring Party's books and records in a timely manner and in reasonable detail in accordance with generally accepted accounting principles. False, misleading, incomplete, duplicated, inaccurate or artificial entries in a Party's books and records are strictly prohibited. Each Party agrees that if it becomes aware or has reason to suspect that any person or legal entity acting on a Party's behalf has engaged in any Prohibited Conduct related to the Agreement, then the Party will immediately report such knowledge or suspicion to the other Party and if [***] is the notifying Party it shall notify [***] via the following email address: [***]. Each Party agrees to provide reasonable cooperation in any investigation that may be conducted by or on behalf of the other Party related to business in connection with the Agreement. Upon notice of an intended investigation, the notified Party will provide, in a reasonable time, to the other Party or to a Third Party engaged by the other Party: (a) access to the relevant persons; and/or (b) access to relevant documents and data (e.g. invoices and requests for expense reimbursement, supporting receipts and substantiation, and original entry records for charges and payments). Each Party acknowledges that the obligations under this Section apply to all its employees and sub-contractors who act for or on behalf of such Party to perform activities under this Agreement. Each Party will bind sub-contractors who act for or on its behalf under the Agreement by respective contractual clauses encompassing all material provisions of this Section.
(d)Export Control
Neither it nor its Affiliates will export, transfer, or sell any Licensed Product to any country or territory except in compliance with Applicable Law.
(e)Debarment
It will not engage, in any capacity in connection with this Agreement or any ancillary agreements, any officer, employee, contractor, consultant, agent, representative, or other person who has been debarred by any Regulatory Authority, including under the Generic Drug Enforcement Act of 1992 (21 U.S.C. §301 et seq.), is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to 21 C.F.R. §312.70, has a disqualification hearing pending or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party's obligations under this Agreement. Each Party will inform the other Party in writing promptly if it or any person engaged by it or any of its Affiliates who is performing any obligations under this Agreement or any ancillary agreements is debarred or excluded, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to each Party's knowledge, is threatened, pursuant to which a Party, any of its Affiliates or any such person performing obligations hereunder or thereunder may become debarred or excluded.
(f)Biotheus Covenants
Biotheus will not enter into any agreement with respect to or assign, transfer, license, convey or otherwise encumber its right, title or interest in or to (i) the Licensed IP (including by granting any covenant not to sue with respect thereto) or (ii) any intellectual property or proprietary right that would be Licensed IP, but for such assignment, transfer, license, conveyance or encumbrance, in each case of (i) and

(ii), that is inconsistent with the rights and licenses granted to BioNTech under this Agreement. Biotheus shall, and shall ensure that its Affiliates shall, maintain the Biotheus In-Licenses in full force and effect in accordance with their terms and conditions and without any amendment that conflicts with the rights granted to BioNTech under this Agreement or may otherwise adversely affect the rights granted to BioNTech under this Agreement, except with BioNTech's prior written consent. In the event that Biotheus or any of its Affiliates or sublicensees receives notice of an alleged breach or default of a Biotheus In-License where the Third Party licensor or counterparty to such Biotheus In-License may terminate such agreement or otherwise take action that would diminish the scope or exclusivity of the licenses granted to BioNTech herein, then Biotheus shall promptly, but in no event less than [***] Business Days thereafter, notify BioNTech of such alleged breach or default in writing and hereby grants to BioNTech the right (but not the obligation) to: (i) cure such undisputed breach or default that has been confirmed by Biotheus and (ii) offset any reasonable costs or expenses incurred in connection therewith, including payments made to the Third Party licensor by BioNTech on behalf of Biotheus to cure said confirmed breach or default by Biotheus against any payments due or that may become due from BioNTech to Biotheus under this Agreement. Biotheus shall keep BioNTech promptly informed of any Know-How or Patent Rights related to Licensed Products created or filed by the respective licensors under the Biotheus In-Licenses including any such Patent Rights and Know-How in relation to which Biotheus has an option to negotiate the terms of a license from the applicable licensor pursuant to a Biotheus In-License. This provision will not restrict or eliminate any of BioNTech's remedies under this Agreement or otherwise available for BioNTech under any law or equity.
If Biotheus has an obligation under this Agreement to provide data, materials and information to BioNTech or to grant licenses to intellectual property rights, Biotheus will at its cost obtain any approvals, permissions, consents, or other documentation that are necessary to have for exporting such data, information and materials from China to BioNTech or to grant licenses to such intellectual property rights, (the “Governmental Approval”). If, prior to the date on which Manufacturing Technology Transfer is successfully completed for PM8002 Licensed Product pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), Biotheus

does not obtain such Governmental Approvals required under Applicable Law in China within a reasonable period of time with the result that BioNTech is not able to receive the material benefit of this Agreement in respect of PM8002 Licensed Product, BioNTech will be entitled to terminate this Agreement in respect of PM8002 Licensed Product and obtain a refund of the Upfront Payment that has been made by BioNTech to Biotheus under this Agreement.
In addition, where Biotheus has an obligation under this Agreement to provide reports, information, documentation and the like they shall be accompanied with an English translation if the original documents are not in English.
Biotheus will not obtain any funding from a Governmental Authority that could restrict Biotheus' ability to comply with the terms of this Agreement including but not limited to the provisions of Section 3.1 (License Grants to BioNTech).
Within [***] prior to successful completion of the Manufacturing Technology Transfer for PM8002 Licensed Product pursuant to Section 7.2 (Manufacturing Technology Transfer for PM8002 Licensed Products), Biotheus will provide to BioNTech a copy of Biotheus' unaudited financial statements for the previous [***] period. Any such statements and accounts shall be the Confidential Information of Biotheus and shall only be used by BioNTech for the purposes of monitoring Biotheus' financial position. The foregoing information furnishing obligations shall (i) suspend once Biotheus (or its applicable Affiliate) files for an initial public offering to be listed on an international or national stock exchange that requires public disclosure of financial statements, as long as the financial statements of Biotheus (or its applicable Affiliate) contained in such filing remains no more than [***] old and (ii) terminate upon closing of Biotheus’ (or its applicable Affiliate’s) initial public offering on an international or national stock exchange that requires public disclosure of financial statements.
Notwithstanding the foregoing Biotheus will give written notice to BioNTech immediately if at any time Biotheus becomes aware of its inability to carry on as a going concern.

Biotheus agrees, on behalf of itself and its Affiliates, not to take any action or fail to take any action in the period between the Execution Date and the Effective Date that would cause or be reasonably likely to cause any of the representations and warranties by Biotheus set forth in Sections 11.1 (Mutual Representations, Warranties and Covenants) or 11.2 (Additional Representations of Biotheus as of the Execution Date) to be untrue in any material respect if made as of the Effective Date.
(g)Tax Evasion
Neither Party, nor any of its Affiliates shall commit a tax evasion facilitation offence under Part 3 of the UK Criminal Finances Act 2017 in connection with or otherwise attributable to this Agreement or the transactions contemplated hereby. Each Party shall promptly report to the other Party any apparent breach of this Section 11.3(g) (Tax Evasion) and shall (a) answer, in reasonable detail, any written or oral inquiry from the other Party related to its and its Affiliates' compliance with this Section 11.3(g) (Tax Evasion), (b) facilitate the interview of employees of such Party by the other Party (or any agent of such Party) at any reasonable time specified by the inquiring Party related to such Party's compliance with this Section 11.3(g) (Tax Evasion), and (c) co-operate with the inquiring Party or any Governmental Authority in relation to any investigation relating to the matters referred to in this Section 11.3(g) (Tax Evasion), in all cases, as reasonably required to enable that other Party to comply with its undertaking in this Section 11.3(g) (Tax Evasion).
12INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE
12.1Indemnification of Biotheus by BioNTech
Subject to Section 12.3 (Conditions to Indemnification), BioNTech will defend, indemnify, and hold harmless Biotheus and its Affiliates, and their respective employees, officers, and directors ("Biotheus Indemnitees") from and against any and all liability, damage, loss, cost or expense of any nature (including reasonable attorney's fees and litigation expenses) ("Losses") incurred or imposed upon the Biotheus Indemnitees or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments resulting from a Third Party claim arising out of or relating to: (a) the conduct of activities under the Global CDP by a BioNTech Indemnitee; (b) the Development, Manufacture or Commercialization of any Licensed Product by or on behalf of any BioNTech Indemnitee; (c) the breach by any BioNTech Indemnitee of any term of this Agreement; or (d) the negligence or wilful misconduct of any BioNTech Indemnitee except, in each case ((a) through (d)), to the extent that any such claim results or arises from a matter for which Biotheus is obligated to indemnify BioNTech under Section 12.2 (Indemnification of BioNTech by Biotheus).
12.2Indemnification of BioNTech by Biotheus
Subject to Section 12.3 (Conditions to Indemnification), Biotheus will defend, indemnify, and hold harmless BioNTech and its Affiliates, Sublicensees, and licensees, and their respective employees, officers and directors ("BioNTech Indemnitees") from and against any and all Losses incurred or imposed upon the BioNTech Indemnitees or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action, or judgments resulting from a Third Party claim arising out of or relating to (a) the conduct of activities under the Global CDP or the Joint CDP by a Biotheus Indemnitee; (b) the Development, Manufacture or Commercialization of any Licensed Product by or on behalf of any Biotheus Indemnitee , (c) the breach by any Biotheus Indemnitee of any term of this Agreement; or (d) the negligence or wilful misconduct of any Biotheus Indemnitee except, in each case ((a) through (d)), to the extent that any such claim results or arises from a matter for which BioNTech is obligated to indemnify Biotheus under Section 12.1 (Indemnification of Biotheus by BioNTech).
12.3Conditions to Indemnification
Any Person seeking indemnification (the "Indemnitee") under this Section 12 (Indemnification; Limitation Of Liability; Insurance) will give prompt written notice of the indemnity claim to the indemnifying Party and promptly provide a copy to the indemnifying Party of any complaint, summons, or other written or verbal notice that the Indemnitee receives in connection with any such claim. An Indemnitee's failure to deliver written notice will relieve the indemnifying Party of liability to the Indemnitee under this Section 12 (Indemnification; Limitation of Liability; Insurance) only to the extent such delay is prejudicial to the indemnifying Party's ability to defend or settle such claim. The indemnifying Party will have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceedings. The indemnifying Party will act reasonably and in good faith with respect to all matters relating to such claim. If the indemnifying Party does not assume the defense of the indemnification claim as described in this Section 12.3 (Conditions to Indemnification), then the Indemnitee may defend the indemnification claim but will have no obligation to do so. The Indemnitee will not settle or compromise the indemnification claim without the prior written consent of the indemnifying Party, and the indemnifying Party will not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnitee's interests (including any rights under this Agreement or the scope, validity, or enforceability of any Patent Rights, Confidential Information, or other rights licensed to BioNTech by Biotheus hereunder), without the prior written consent of the Indemnitee, which consent, in each case (by the indemnifying Party or the Indemnitee, as the case may be), will not be unreasonably withheld, conditioned, or delayed. The Indemnitee will reasonably cooperate with the indemnifying Party at the indemnifying Party's expense and will make available to the indemnifying Party all pertinent information under the control of the Indemnitee, which information will be subject to 10.1 (Confidentiality). The indemnifying Party will not be liable for any settlement or other disposition of the claims by the Indemnitee if such settlement is reached without the written consent of the indemnifying Party pursuant to this Section 12.3 (Conditions to Indemnification).
12.4Limited Liability
NEITHER OF THE PARTIES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER, EXCEPT TO THE EXTENT RESULTING FROM (A) A PARTY'S WILLFUL MISCONDUCT OR

NEGLIGENCE UNDER THIS AGREEMENT, (B) A BREACH OF THE OBLIGATIONS OF A PARTY UNDER 10.1 (CONFIDENTIAL INFORMATION), OR (C) AMOUNTS REQUIRED TO BE PAID AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER ARTICLE 12 (INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE). No provision of this Agreement shall limit a Party's liability for death or personal injury caused by its negligence or for fraud or any other liability that cannot be excluded under Applicable Law.
12.5Insurance Obligations
Each Party will maintain during the Term and for a period of at least [***] years after the last commercial sale of any Licensed Product pursuant to this Agreement, at its cost, reasonable insurance (including but not limited to product liability insurance) with a reputable solvent insurer against liability and other risks associated with its activities contemplated by this Agreement in an amount appropriate for its business and products of the type that are the subject of this Agreement, and for its obligations under this Agreement. Without limiting the preceding sentence, where a Party is carrying out Clinical Trials pursuant to this Agreement, such Party will maintain, at its cost, specific Clinical Trials insurance that is appropriate for such activities in the applicable territory, in accordance with applicable law. For clarity, if Biotheus conducts the Joint Trials on BioNTech’s behalf pursuant to the terms of this Agreement, the costs of Clinical Trials insurance for any such Joint Trials shall [***] and be solely borne by [***]. Each Party will furnish to the other Party evidence of all such insurance upon request. Notwithstanding the foregoing, such obligation may be satisfied by a program of self-insurance.
13TERM AND TERMINATION
13.1Term
This Agreement will commence on the Effective Date (except for Section 10.1 (Confidential Information), Article 11 (Representations, Warranties and Covenants) and Section 14.16 (HSR) which shall commence on the Execution Date) and, unless otherwise terminated pursuant to Section 13.2 (Termination), will continue on a Licensed Product-by-Licensed Product basis until the earlier of (a) the expiration of all applicable payment obligations with respect to each such Licensed Product on a country-by-country-basis in the Territory; (b) in respect of PM8003 Licensed Products, in the event that BioNTech does not exercise the PM8003 Option, until the end of the PM8003 Option Period (including any extensions thereto); or (c) in respect of Preclinical Multispecific Licensed Products, in the event that BioNTech does not exercise the Preclinical Multispecific Option, until the end of the Preclinical Multispecific Option Period (including any extensions thereto) for each such Preclinical Multispecific Licensed Product (the "Term"). On a Licensed Product-by-Licensed Product and country-by-country basis (and, in the case of PM8003 Licensed Products and/or Preclinical Multispecific Licensed Products (as applicable), subject to BioNTech's exercise of the PM8003 Option or Preclinical Multispecific Option (as applicable)), effective upon the expiration of the Royalty Term for such Licensed Product in such country (but not upon any earlier termination of this Agreement for any reason), the licenses granted to BioNTech will each become exclusive, fully paid-up, royalty-free, irrevocable, and perpetual in such country with respect to such Licensed Product.
13.2Termination
This Agreement may be terminated as follows:
(a)Termination for Convenience by BioNTech or Biotheus
BioNTech may, at any time, terminate this Agreement as a whole or on a Licensed Product-by-Licensed Product basis at will, in its sole discretion: (i) on [***] (or [***] days where BioNTech terminates the Agreement pursuant to Article 8 (Financial Terms) due to the Qualification Date not being achieved) prior written notice to Biotheus where the notice for termination of a Licensed Product is provided before the completion of a Registrational Clinical Trial in respect of such Licensed Product; and (ii) on [***] prior written notice to Biotheus where the notice for termination of a Licensed Product is provided after the completion of a Registrational Clinical Trial in respect of such Licensed Product; provided that if the termination of this Agreement by BioNTech pursuant to this Section 13.2(a) (Termination for Convenience by BioNTech or Biotheus) requires a notice period of [***] under the foregoing clause (ii) and a milestone is achieved by or on behalf of BioNTech pursuant to Section 8.3 (Development and Approval Milestone Payments for Licensed Products) during said notice period of [***] days, BioNTech shall have no obligation to pay to Biotheus the applicable milestone payment corresponding to such achieved milestone. If BioNTech does not complete the audit and, as applicable, qualification contemplated in Article 8 (Financial Terms) and notify Biotheus of the results thereof in writing on or before [***], Biotheus shall be entitled to terminate this Agreement as a whole on [***] days prior written notice to BioNTech.
(b)Termination for Breach
If a Party commits a material breach of this Agreement, then the other Party may terminate this Agreement with respect to the applicable Licensed Product that is the subject of such material breach, unless such material breach is cured within (a) the [***] day period after receipt of written notice from the non-breaching Party with respect to any breach of any payment obligation under this Agreement, or (b) the [***] period after receipt of written notice from the non-breaching Party with respect to any other material breach under this Agreement, provided that if the alleged breaching Party disputes in good faith the existence or materiality of any such material breach specified in the notice provided by the other Party, and the alleged breaching Party provides notice of such dispute within such [***] period, then the Party alleging such material breach will not have the right to terminate this Agreement unless and until such material breach has been confirmed through the dispute resolution process in accordance with Section 14.1 (Dispute Resolution).
(c)[***]
(d)Termination for Bankruptcy
This Agreement may be terminated in its entirety by a Party (the "Non-Bankrupt Party") by providing written notice of termination to the other Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party including in each case occurrence of the applicable or similar corresponding event under the Enterprise Bankruptcy Law of the People’s Republic of China, as may be modified (the "Bankrupt Party"); provided, however, that in the event of any involuntary bankruptcy or receivership proceeding such right to terminate will only become effective if the Bankrupt Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within [***] days after the filing of such bankruptcy or receivership.
13.3Effects of Termination
In the event of any termination of this Agreement, effective as of the effective date of termination, the following provisions will apply with respect to the terminated Licensed Products ("Terminated Products"), as applicable:
(a)[***]
(b)[***]
(c)[***]
(d)Ongoing Clinical Trials
Notwithstanding any other provision in this Section 13.3 (Effects of Termination), if there are any Clinical Trials or patient treatments using a Licensed Product being conducted as of the effective date of termination, BioNTech shall be entitled to continue Developing or Exploiting Licensed Products to the extent and for the period necessary to effect an orderly transfer or wind down of such Clinical Trials or patient treatments in a timely manner and in accordance with all Applicable Laws. In addition, as promptly as practicable after such termination, BioNTech shall: (i) transfer or assign, or cause to be transferred or assigned, to Biotheus or its designee (or to the extent not so assignable, take all reasonable actions to make available to Biotheus or its designee the benefits of) all Regulatory Filings, Regulatory Documentation and Regulatory Authorization to the extent they solely relate to such Licensed Products in the Territory, whether held in the name of BioNTech or its Affiliate, or (ii) provide Biotheus with a right of reference with respect to any such Regulatory Filings and Regulatory Documentation at no cost to Biotheus; and (iii) take such other actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 13.3(d) (Ongoing Clinical Trials) to Biotheus, in each case at the cost of BioNTech if this Agreement is terminated by BioNTech pursuant to Section 13.2(a) (Termination for Convenience by BioNTech or Biotheus) or by Biotheus pursuant to Section 13.2(b) (Termination for Breach) or 13.2(d) (Termination for Bankruptcy), or at the cost of Biotheus if this Agreement is terminated for any other reason whatsoever.
(e)Accrued Rights and Obligations
Neither expiration nor any termination of this Agreement for whatsoever reason shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement for whatsoever reason preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Such obligations and rights shall survive termination and expiration of this Agreement. For clarity, (i) except in the circumstances set out in Section 13.2(a)(ii), if any milestone event is achieved during the applicable termination notice period, then the corresponding milestone payment is accrued and BioNTech shall remain responsible for the payment of such milestone payment even if the due date of such milestone payment may come after the effective date of the termination; and (ii) BioNTech shall make payment to Biotheus for all applicable Eligible Development Costs incurred up to the effective date of termination of this Agreement and not yet paid for (if any) (including all non-cancellable documented commitments incurred consistent with the Joint CDP prior to the date of notice of termination of this Agreement).
(f)Other Effects
[***]
13.4Confidential Information and Materials
Upon termination of this Agreement for any reason, the Receiving Party will: (i) return to the other Party any Materials provided to it in connection with this Agreement, within [***] days of termination except to the extent necessary for the Receiving Party to exercise any other license or right that survives such termination of this Agreement, provided that the Receiving

Party's use of such Materials will continue to be subject to Section 3.4(c) (Knowledge and Technology Transfer); and (ii) destroy all written, electronic, or other materials containing Confidential Information of the Disclosing Party provided to it by the Disclosing Party in connection with this Agreement, including all copies thereof, within [***] days of such termination and provide certification of such destruction to the Disclosing Party; provided, that (a) the Receiving Party may retain one copy in its archives solely for the purpose of monitoring its ongoing confidentiality obligations hereunder, and (b) the Receiving Party will not be obligated to destroy such materials containing Confidential Information of the Disclosing Party that are necessary for the Receiving Party to exercise any other license or right of the Receiving Party that survives such termination of this Agreement; PROVIDED THAT the Receiving Party's use of such Confidential Information of the Disclosing Party will continue to be subject to the requirements and restrictions set forth in Section 10.1 (Confidential Information).
13.5Surviving Provisions
Subject to the other terms and conditions regarding the termination and survival of obligations under this Agreement in the event of expiration or termination of this Agreement, upon expiration or termination of this Agreement, all provisions of this Agreement will cease to have any effect, except that the following provisions will survive any such expiration or termination for any reason for the period of time specified therein, or if not specified, then they will survive indefinitely: Article 1 (Definitions); Section 8.12 (Records and Audits); Section 9.1(a) (Ownership), Section 10.1 (Confidential Information); Article 12 (Indemnification, Limitation of Liability, Insurance), Article 13 (Term and Termination) and Article 14 (Miscellaneous). Termination of this Agreement will not relieve either Party of any liability that accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. The remedies provided in this Article 13 (Term and Termination) are not exclusive of any other remedies a Party may have in law or equity.

14MISCELLANEOUS
14.1Dispute Resolution
(a)Escalation
In the event of any dispute, claim, controversy, or cause of action asserted by a Party against the other Party or by the Biotheus Indemnitees against BioNTech or by the BioNTech Indemnitees against Biotheus arising out of or related to this Agreement or performance of this Agreement (other than matters within the purview of the JSC, which will be resolved as set forth in Section 4.5 (Decision-Making)) (a "Claim"), including any alleged breach of this Agreement or claim for indemnification pursuant to Article 12 (Indemnification; Limitation of Liability; Insurance), such Party may, by written notice to the other Party, refer such matter to the Parties' respective officers designated below for attempted resolution (each, an "Executive Officer"):
For BioNTech:     CEO (or other senior executive designated by BioNTech for such purpose)
For Biotheus:    CEO (or other senior executive designated by Biotheus for such purpose)
(b)Arbitration
Except as otherwise expressly set forth in this Agreement, if such Executive Officers do not resolve the dispute within [***] days after receipt of such request, then any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) (or any successor entity thereto) pursuant to the United Nations Commission on International Trade Law (“UNCITRAL”) Arbitration Rules in force when the notice of arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules. The number of arbitrators shall be [***]. If the issues in dispute involve scientific, technical or commercial matters, the arbitrators chosen hereunder shall engage experts having educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, as necessary to resolve the dispute. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English. The governing law of the Agreement shall be the substantive law of England and Wales as set out in Section 14.4 (Governing Law).
14.2Designation of Affiliates
Each Party may discharge any obligations and exercise any rights under this Agreement through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party's obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party's Affiliate of any of such Party's obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party's Affiliate.
14.3Injunctive Relief
Notwithstanding anything to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) the other Party's Confidential Information includes highly sensitive trade secret information, (b) a violation of the licenses granted to BioNTech under Section 3.1 (License Grants to BioNTech) or a breach of 10.1 (Confidential Information) by a Party with respect to such information may cause irrevocable harm for which monetary damages would not provide a sufficient remedy, and (c) in such case of a breach of Section 3.1 (License Grants to BioNTech) or 10.1 (Confidential Information), the non-breaching Party will be entitled to equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction. In addition, and notwithstanding anything to the contrary set forth in this Agreement, in the event of any other actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including temporary or permanent restraining orders, specific performance or other injunctive relief) from any court of competent jurisdiction without first submitting to the dispute resolution procedures set forth in Section 14.1 (Dispute Resolution).

14.4Governing Law
This Agreement and any issues, disputes or claims arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) will be governed by and construed in accordance with the laws of England and Wales without taking into consideration any choice of law principles that would lead to the application of the laws of another jurisdiction.
14.5Cumulative Remedies
The rights and remedies of the Parties under this Agreement are cumulative and not exclusive and, accordingly, are in addition to and not in lieu of any other rights and remedies of the Parties at law or in equity.
14.6Notices
Any notice or report required or permitted to be given or made under this Agreement by either Party to the other will be in writing and delivered to the other Party at its address indicated below or to such other address as the addressee will have theretofore furnished in writing to the addressor by hand, courier or by registered or certified airmail (postage prepaid), in writing, by registered or certified airmail (postage prepaid):
(a)If to BioNTech:    BioNTech SE
    An der Goldgrube 12,
    55131 Mainz, Germany
    Attention: [***]
Email: [***]

(b)If to Biotheus:    Biotheus Inc.
    12A, Building 4, No. 1 Keji 7th Road,
    Tangjiawan Town, Zhuhai,
    Guangdong, China 519080
    Attention: [***]
    Email: [***]
Copy to (which copy will not constitute notice):
    Goodwin Procter LLP
    The New York Times Building
    620 Eighth Avenue
    New York, NY 10018 USA
    Attention: [***]
    Email: [***]

All notices will be deemed effective: (a) if by courier, on the Business Day of delivery as evidenced by the courier's receipt (or if delivered or sent on a non-Business Day, then on the next Business Day); or (b) if sent by registered or certified airmail, on the Business Day of receipt as evidenced on the return receipt.
14.7Amendment; Waiver
This Agreement may be amended, modified, superseded or cancelled only by a written agreement between the Parties, and any of the terms of this Agreement may be waived only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. Except as otherwise provided in this Agreement, the Schedules to this Agreement may be amended, modified, superseded or cancelled only by a written agreement between the Parties. The delay or failure of either Party at any time or times to require performance of any provisions will in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, will be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.8Cyber Security Requirements
(a)In performing its obligations and exercising its rights under this Agreement, each Party warrants and represents to the other Party that it will maintain adequate administrative, technical, and physical measures, controls, tools, systems, policies and procedures in accordance with good cyber security industry practice and all Applicable Laws.
(b)Each Party will notify the other Party, in writing, of any security incident affecting, or which may affect, any IT Infrastructure or data or facilities owned, leased or used by and/or provided for use by such Party, which may affect the delivery of services under this Agreement, without undue delay and in any event within [***] hours after such Party becomes aware of or suspects that a security incident has occurred. Such notification will be, in the first instance, sent by e-mail to the following e-mail address: [***] (for notification to [***]) / e-mail address: [***] (for notification to [***]) and immediately followed up by telephone to [***] (for notification to [***]).
14.9Assignment and Successors
Neither Party may assign or transfer this Agreement in whole or in part, or the licenses granted under this Agreement, without the other Party's prior written consent unless such assignment is to: (a) a Third Party successor or purchaser of all or substantially all of the assets or businesses to which this Agreement relates whether pursuant to a sale of assets, merger, or other similar transaction, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party's consent, or (b) an Affiliate of such Party, in which case the assigning Party will provide prior written notice to the other Party and need not obtain the other Party's consent; provided that, in either case, the assigning Party remains fully liable for the performance of its obligations hereunder by such assignee. Any other assignment of this Agreement by a Party requires the prior written consent of the other Party. An assignment to an Affiliate will terminate, and all rights so assigned will revert to the assigning Party, if and when such Affiliate ceases to be an Affiliate of the assigning Party. For clarity, any assignment in violation of this Section 14.9 (Assignment and Successors) will be null, void, and of no legal effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
14.10Force Majeure
Neither BioNTech nor Biotheus will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be in breach of its obligations, to the extent such failure or delay is due to a Force Majeure; provided, however, that a Force Majeure will not excuse any Party from any payment obligations to the other Party under this Agreement. In event of such Force Majeure, the Party affected will use reasonable efforts to avoid or remove such causes of non-performance, and will continue to perform hereunder with reasonable dispatch whenever such causes are removed. The Party invoking such Force Majeure rights of this Section 14.10 (Force Majeure) must promptly notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of [***] days of both the first and last day of the Force Majeure. If the affected Party’s failure to perform due to such Force Majeure continues for a period of [***] days or more, then the Parties will discuss in good faith a plan to resolve the matter. Notwithstanding the foregoing, the payment of invoices due and owing hereunder shall in no event be delayed by the payer because of a Force Majeure affecting the payer.
14.11Interpretation
The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, except as otherwise explicitly specified to the contrary, (i) references to a section, schedule or exhibit means a section of, or schedule or exhibit to this Agreement, unless another agreement is specified, (ii) the word "including" (in its various forms) means "including without limitation," (iii) the words "shall" and "will" have the same meaning, (iv) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulations, in each case as amended or otherwise modified from time-to-time, (v) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires, (vi) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement, (vii) references to "days" will mean calendar days, unless otherwise specified, (viii) the word "or" will not be exclusive, unless the context otherwise requires, (ix) references to "written" or "in writing" include in electronic form, (x) the titles and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement, (xi) the terms "hereof," "hereby," "hereto," and derivative or similar words refer to this entire Agreement, including any schedules or exhibits hereto, and (xii) unless otherwise specified, "$" is in reference to United States Dollars.
14.12Integration
This Agreement, together with all agreements referred to herein and all exhibits and schedules attached hereto, sets forth the entire agreement with respect to the subject matter hereof and thereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter, including the Confidentiality Agreement.
14.13Severability
Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty, or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties will substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions such that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement such that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

14.14Further Assurances
Each of BioNTech and Biotheus agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time-to-time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
14.15Rights in Bankruptcy
All licenses and rights to licenses granted under or pursuant to this Agreement by the Bankrupt Party to the Non-Bankrupt Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code and that all Development Milestone Payments, Sales Milestone Payments, and Royalties will be "royalties" under the Bankruptcy Code. The Parties agree that the Non-Bankrupt Party, as a licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that upon commencement of a bankruptcy proceeding by or against the Bankrupt Party under the Bankruptcy Code, the Non-Bankrupt Party will be entitled to a complete duplicate of, or complete access to (as the Non-Bankrupt Party deems appropriate), all such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments of such intellectual property will be promptly delivered to the Non-Bankrupt Party (a) upon any such commencement of a bankruptcy proceeding and upon written request by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the Bankrupt Party and upon written request by the Non-Bankrupt Party. The Bankrupt Party (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) agrees not to interfere with the exercise by the Non-Bankrupt Party or its Affiliates of its rights and licenses to such intellectual property and such embodiments of intellectual property in accordance with this Agreement, and agrees to assist the Non-Bankrupt Party and its Affiliates in obtaining such intellectual property and such embodiments of intellectual property in the possession or control of Third Parties as reasonably necessary or desirable for the Non-Bankrupt Party to exercise such rights and licenses in accordance with this Agreement. The foregoing provisions are without prejudice to any rights the Non-Bankrupt Party may have arising under the Bankruptcy Code or other Applicable Law.
14.16HSR
BioNTech and Biotheus shall as soon as reasonably practicable, but in any event within [***] Business Days after the Execution Date, file a Notification and Report Form (an “HSR Filing”) pursuant to the HSR Act and each Party shall use commercially reasonable efforts to obtain early termination or expiration of the waiting period under the HSR Act, including by requesting early termination of the HSR waiting period. In connection with obtaining any necessary approvals under the HSR Act, each Party shall promptly and in good faith respond to any request for additional information by the U.S. Federal Trade Commission and U.S. Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authority, provided that no Party shall have any obligation to (i) litigate any action or claim filed by a Governmental Authority in state or federal court alleging violation of any antitrust or other laws, (ii) sell, divest, hold separate or license any of their assets or lines of business, or (iii) change or modify any course of conduct or otherwise make any commitments to any Governmental Authority regarding future operations of BioNTech's or Biotheus' business. For the avoidance of doubt, BioNTech shall be responsible for paying any filing fees required in connection with such HSR Act filing.
For any HSR Filings required, neither BioNTech nor Biotheus shall, and each shall use reasonable best efforts to cause their respective Affiliates not to, directly or indirectly take any action, including, directly or indirectly, acquiring or investing in any person or acquiring, leasing or licensing any assets, or agreement to do any of the foregoing, if doing so would reasonably be expected to impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any required approval under the HSR Act. BioNTech and Biotheus will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their subsidiaries and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement. Without limiting the foregoing, BioNTech and Biotheus shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission or the U.S. Department of Justice regarding the Agreement; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any legal proceeding with respect to the Agreement; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; (v) keep the other reasonably informed as to the status of any such legal proceeding; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Authority, on the other hand, in each case, with respect to this Agreement; provided that materials required to be supplied pursuant to this clause may be redacted (1) to remove references concerning valuation, (2) as necessary to comply with contractual arrangements, (3) as necessary to comply with applicable Law, and (4) as necessary to address reasonable privilege or confidentiality concerns; provided further, that a Party may reasonably designate any competitively sensitive material provided to another party under this clause as “Outside Counsel Only”.
Either Party may terminate this Agreement by notice in writing to the other Party if the expiration or termination of any applicable waiting period under the HSR Act with respect to this Agreement has not been satisfied (or if permitted by applicable Law, waived) on or before [***] days following the Execution Date (the “Outside Date”). If a Party terminates this Agreement pursuant to this Section 14.16 (HSR) then this Agreement shall be of no further force or effect, except that the rights and obligations of the Parties set forth in Section 10.1 (Confidential Information) and this Section 14.16 (HSR) and any relevant definitions in Article 1 (Definitions), shall survive such termination of this Agreement.

14.17Counterparts
This Agreement may be executed simultaneously in any number of counterparts by digital or telephonic facsimile transmission (including PDF), each of which will be an original and both of which, together, will constitute a single agreement.
14.18Relationship of the Parties
In entering into this Agreement and performing their respective duties and obligations with respect to the Agreement, the Parties are acting, and intend to be treated, as independent entities, and the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The relationship between the Parties is that of independent contractors, and neither Party shall have the power to bind or obligate the other Party in any manner. Nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, fiduciary, or employer-employee relationship between the Parties. Except as otherwise expressly provided in this Agreement, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. Neither Party shall hold itself out, or take any action, contrary to the terms of this Section 14.18 (Relationship of the Parties), and neither Party shall become liable due to any such representation, warranty, commitment, act or omission made by the other Party contrary to the provisions of this Section 14.18 (Relationship of the Parties). Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

BIOTHEUS INC. (普米斯生物技术(珠海)有限公司) By: /s/ Xiaolin Liu Name: Xiaolin Liu Title: CEO
BIONTECH SE By: /s/ Jens Holstein Name: Jens Holstein Title: CFO
By: /s/ Sierk Poetting Name: Sierk Poetting Title: Managing Director

[Signature Page to the Collaboration, License and Option Agreement]

Schedule 1

GLOBAL CDP & JOINT CDP
[***]

Schedule 2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
[***]

Schedule 3

LICENSED PATENT RIGHTS
[***]

Schedule 4

MANUFACTURING AND CMC INFORMATION
[***]

Schedule 5

BIONTECH BACKGROUND KNOW-HOW
[***]

Schedule 6

BIOTHEUS BACKGROUND IP
[***]

Schedule 7

BIONTECH COMPETITORS
[***]

Schedule 8

(A) BIOTHEUS IN-LICENSES
[***]

Schedule 9

BIOTHEUS PRESS RELEASE
[***]

Schedule 10

PM8002 LICENSED COMPOUND
[***]

Schedule 11

PM8003 LICENSED COMPOUND
[***]
133